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                                                                     Exhibit 2.6

                      AGREEMENT AND PLAN OF REORGANIZATION

                   dated as of the 28th day of February, 1997

                                  by and among

                           VESTCOM INTERNATIONAL, INC.

                        MYSTIC GRAPHIC ACQUISITION CORP.

                          MYSTIC GRAPHIC SYSTEMS, INC.

                                       and

                          the STOCKHOLDERS named herein
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                                TABLE OF CONTENTS

1.  THE MERGER............................................................    5
    1.1   Delivery and Filing of Articles of Merger.......................    5
    1.2   Effective Time of the Merger....................................    5
    1.3   Certificate of Incorporation, By-laws and Board of
          Directors of Surviving Corporation..............................    5
    1.4   Certain Information With Respect to the Capital Stock of the
          COMPANY, VESTCOM and NEWCO......................................    6
    1.5   Effect of Merger................................................    7

2.  CONVERSION OF STOCK...................................................    8
    2.1   Manner of Conversion............................................    8
    2.2   Calculation of VESTCOM Shares...................................    9

3.  CLOSING...............................................................    9
    3.1   Closing Date....................................................    9
    3.2   Consummation Date...............................................    10

4.  DELIVERY OF SHARES....................................................    11
    4.1   Delivery of Shares..............................................    11
    4.2   Delivery by STOCKHOLDERS........................................    11

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND

    THE STOCKHOLDERS......................................................    12
    (A)   Representations and Warranties of the COMPANY and the
          STOCKHOLDERS....................................................    12
    5.1   Due Organization................................................    12
    5.2   Authorization...................................................    13
    5.3   Capital Stock of the COMPANY....................................    13
    5.4   Transactions in Capital Stock...................................    13
    5.5   No Bonus Shares.................................................    14
    5.6   Subsidiaries....................................................    14
    5.7   Predecessor Status..............................................    14
    5.8   Spin-off by the COMPANY.........................................    14
    5.9   Financial Statements; Adjustments to Consideration..............    14
    5.10  Liabilities and Obligations.....................................    15
    5.11  Accounts and Notes Receivable...................................    16
    5.12  Permits and Intangibles.........................................    17
    5.13  Environmental Compliance........................................    18
    5.14  Real and Personal Property......................................    21
    5.15  Significant Customers; Material Contracts and Commitments.......    22
    5.16  Title to Real Property..........................................    23
    5.17  Insurance.......................................................    23


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    5.18  Compensation; Employment Agreements; No Collective
          Bargaining Agreement............................................    24
    5.19  Employee Plans..................................................    25
    5.20  Compliance with ERISA...........................................    25
    5.21  Conformity with Law; Litigation.................................    28
    5.22  Taxes...........................................................    29
    5.23  Premerger Notification Matters..................................    32
    5.24  Fair Market Value of Assets.....................................    33
    5.25  No Intention to Dispose of VESTCOM Stock........................    33
    5.26  Expenses; Intercorporate Indebtedness...........................    33
    5.27  No Allocation of Compensation...................................    33
    5.28  No Violations...................................................    33
    5.29  Government Contracts............................................    34
    5.30  Absence of Changes..............................................    34
    5.31  Deposit Accounts; Powers of Attorney............................    35
    5.32  Validity of Obligations.........................................    36
    5.33  Relations with Governments and Other Payments...................    36
    5.34  Transactions with Directors, Officers and Affiliates............    37
    5.35  Disclosure......................................................    37
    (B)   Representations and Warranties of STOCKHOLDERS..................    38
    5.36  Authority; Ownership............................................    38
    5.37  Pre-emptive Rights..............................................    39

6.  REPRESENTATIONS OF VESTCOM and NEWCO..................................    39
    6.1   Due Organization................................................    39
    6.2   VESTCOM Stock...................................................    40
    6.3   Validity of Obligations.........................................    40
    6.4   Authorization...................................................    40
    6.5   No Conflicts....................................................    40
    6.6   Capitalization of VESTCOM and Ownership of VESTCOM Stock........    41
    6.7   No Side Agreements..............................................    42
    6.8   Subsidiaries....................................................    42
    6.9   Business; Real Property; Material Agreements; Financial
          Information.....................................................    43
    6.10  Conformity with Law.............................................    43
    6.11  No Violations...................................................    43
    6.12  NEWCO Stock; Formation of NEWCO.................................    44
    6.13  Expenses; Intercorporate Indebtedness...........................    45
    6.14  Taxes...........................................................    45
    6.15  Premerger Notification Matters..................................    48

7.  COVENANTS PRIOR TO CLOSING............................................    48
    7.1   Access and Cooperation; Due Diligence...........................    48
    7.2   Conduct of Business Pending Closing.............................    50
    7.3   Prohibited Activities...........................................    51
    7.4   No Shop.........................................................    52


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    7.5   Notice to Bargaining Agents.....................................    53
    7.6   Notification of Certain Matters.................................    53
    7.7   Amendment of Schedules..........................................    53
    7.8   Cooperation in Preparation of Registration Statement............    54
    7.9   Examination of Final Financial Statement........................    55
    7.10  Distributions...................................................    55
    7.11  Accumulated Adjustment Account..................................    56
    7.12  Lease Arrangements..............................................    56

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE

    STOCKHOLDERS AND THE COMPANY..........................................    56
    8.1   Representations and Warranties; Performance of Obligations......    57
    8.2   Satisfaction....................................................    58
    8.3   No Litigation...................................................    58
    8.4   Opinion of Counsel..............................................    58
    8.5   Registration Statement..........................................    58
    8.6   Consents and Approvals..........................................    58
    8.7   Good Standing Certificates......................................    58
    8.8   No Material Adverse Change......................................    59
    8.9   Entering Into Lease Arrangement.................................    59
    8.10  Employment Agreements...........................................    59
    8.11  Secretary's Certificate.........................................    59

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF VESTCOM AND

    NEWCO ................................................................    59
    9.1   Representations and Warranties; Performance of Obligations......    60
    9.2   No Litigation...................................................    60
    9.3   Examination of Final Financial Statements.......................    60
    9.4   No Material Adverse Effect......................................    60
    9.5   STOCKHOLDERS' Release...........................................    61
    9.6   Satisfaction....................................................    61
    9.7   Termination of Related Party Agreements.........................    61
    9.8   Opinion of Counsel..............................................    61
    9.9   Consents and Approvals..........................................    62
    9.10  Good Standing Certificates......................................    62
    9.11  Registration Statement..........................................    62
    9.12  Employment Agreements...........................................    62
    9.13  Repayment of Indebtedness.......................................    62
    9.14  FIRPTA Certifications...........................................    62
    9.15  Insurance.......................................................    63
    9.16  Sale of Real Property...........................................    63
    9.17  Secretary's Certificate.........................................    63
    9.18  Entering Into Lease Arrangement.................................    63


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10. COVENANTS OF VESTCOM AFTER CLOSING....................................    63
    10.1  Preservation of Tax and Accounting Treatment....................    63
    10.2  Disclosure......................................................    63
    10.3  Preparation and Filing of Tax Returns; Record Retention.........    64
    10.4  Preservation of Employee Benefit Plans..........................    66
    10.5  Release from Guarantees.........................................    66
    10.6  Distribution Adjustment.........................................    67

11. INDEMNIFICATION.......................................................    67
    11.1  General Indemnification by the STOCKHOLDERS.....................    67
    11.2  Indemnification by VESTCOM......................................    69
    11.3  Third Person Claims.............................................    70
    11.4  Limitations on Indemnification..................................    71
    11.5  Retained Liabilities............................................    73

12. TERMINATION OF AGREEMENT..............................................    73
    12.1  Termination.....................................................    73
    12.2  Termination Upon Purchase Price Reduction.......................    75
    12.3  Liabilities in Event of Termination.............................    75

13. NONCOMPETITION........................................................    76
    13.1  Prohibited Activities...........................................    76
    13.2  Damages.........................................................    77
    13.3  Reasonable Restraint............................................    77
    13.4  Severability; Reformation.......................................    78
    13.5  Independent Covenant............................................    78
    13.6  Materiality.....................................................    79

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................    79
    14.1  STOCKHOLDERS....................................................    79
    14.2  VESTCOM AND NEWCO...............................................    80
    14.3  Damages.........................................................    81
    14.4  Survival........................................................    81

15. TRANSFER RESTRICTIONS.................................................    81
    15.1  Transfer Restrictions...........................................    81
    15.2  Tax-Free Reorganization.........................................    82

16. FEDERAL SECURITIES ACT REPRESENTATIONS................................    82
    16.1  No Registration.................................................    82
    16.2  Compliance with Law.............................................    83
    16.3  Economic Risk; Sophistication...................................    83
    16.4  Market Standoff.................................................    84
    16.5  Registration Rights.............................................    84


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17. GENERAL...............................................................    84
    17.1   Cooperation....................................................    84
    17.2   Successors and Assigns.........................................    85
    17.3   Entire Agreement...............................................    85
    17.4   Counterparts...................................................    85
    17.5   Brokers and Agents.............................................    85
    17.6   Expenses.......................................................    85
    17.7   Notices........................................................    86
    17.8   Governing Law..................................................    87
    17.9   Survival of Representations and Warranties.....................    88
    17.10  Exercise of Rights and Remedies................................    88
    17.11  Time...........................................................    88
    17.12  Reformation and Severability...................................    88
    17.13  Remedies Cumulative............................................    88
    17.14  Third Party Beneficiaries......................................    88
    17.15  Captions.......................................................    88


                              SCHEDULES and ANNEXES

Annex I             Capital Stock and Stock Ownership of the Company
Annex II            Consideration to Founding Companies
Annex III           Stockholders and Stock Ownership of VESTCOM
Annex IV            Form of Opinion of Lowenstein, Sandler, Kohl, Fisher &

                    Boylan, P.A.

Annex V             Form of Opinion of Counsel to the COMPANY and STOCKHOLDERS

Annex VI            Form of Employment Agreement

Schedule 1.3(iii)   Directors of the Surviving Corporation
Schedule 1.3(iv)    Officers of the Surviving Corporation
Schedule 1.4        COMPANY Stock
Schedule 5.1        Qualifications to Do Business
Schedule 5.3        Exceptions re: Capital Stock of COMPANY

Schedule 5.4 Transactions in Capital Stock; Options & Warrants to Acquire Capital Stock

Schedule 5.5        Stock Issued Pursuant to Awards, Grants and Bonuses
Schedule 5.6        Subsidiaries; Capitalization of Subsidiaries
Schedule 5.7        Names of Predecessor Companies
Schedule 5.8        Sales or Spin-offs of Significant Assets
Schedule 5.9        Initial Financial Statements
Schedule 5.10       Significant Liabilities and Obligations
Schedule 5.11       Accounts and Notes Receivable
Schedule 5.12(a) Licenses, Franchises, Permits and other Governmental Authorizations
Schedule 5.12(b)    Intellectual Property
Schedule 5.13       Environmental Compliance

Schedule 5.14       Real Property, Significant Personal Property and Leases

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Schedule 5.15       Significant Customers and Material Contracts
Schedule 5.16       Real Property and Title Reports and Policies
Schedule 5.17       Insurance Policies and Claims
Schedule 5.18       Officers, Directors and Key Employees, Employment

                    Agreements; Compensation
Schedule 5.19       Employee Benefit Plans

Schedule 5.21       Violations of Law, Regulations or Orders; Litigation
Schedule 5.22       Tax Returns and Examinations; Federal, State, Local and

                    Foreign Income Tax Returns Filed; Aggregate Tax Losses
Schedule 5.28       Violations of Charter Documents and Material Defaults
Schedule 5.29       Governmental Contracts Subject to Price Redetermination or

                    Renegotiation
Schedule 5.30       Changes Since Balance Sheet Date
Schedule 5.31       Deposit Accounts; Powers of Attorney

Schedule 5.34       Transactions with Directors, Officers and Affiliates
Schedule 5.36       Encumbrances on the COMPANY Stock
Schedule 6.1        Certificate of Incorporation and By-laws of VESTCOM
Schedule 6.9        VESTCOM Agreements
Schedule 6.11       No Violations
Schedule 6.14       VESTCOM Taxes
Schedule 7.2 Exceptions to Conducting Business in the Ordinary Course Between Date of Agreement and Consummation Date
Schedule 7.3        Prohibited Activities Prior to Closing
Schedule 7.9        Final Financial Statement items
Schedule 8.10       Individuals to Receive Employment Agreements
Schedule 9.7        Termination of Related Party Agreements
Schedule 11.5       Retained Liabilities
Schedule 13.1       Exceptions to Prohibited Activities



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                      AGREEMENT AND PLAN OF REORGANIZATION

                 THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 28th day of February, 1997, by and among VESTCOM INTERNATIONAL, INC., a New Jersey corporation ("VESTCOM"), MYSTIC GRAPHIC ACQUISITION CORP., a Massachusetts corporation ("NEWCO"), MYSTIC GRAPHIC SYSTEMS INC., a Massachusetts corporation (the "COMPANY"), and ALFRED GISMONDI and NORMAN TOWLE (the "STOCKHOLDERS"). The STOCKHOLDERS are all the stockholders of the COMPANY.

                  WHEREAS, NEWCO is a corporation duly organized and existing under the laws of the State of Massachusetts, having been incorporated on February__, 1997, solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of VESTCOM, a corporation organized and existing under the laws of the State of New Jersey;

                  WHEREAS, the respective Boards of Directors and stockholders of NEWCO and the COMPANY (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that NEWCO merge with and into the COMPANY pursuant to this Agreement and the applicable provisions of the laws of the State of Massachusetts, such transaction sometimes being herein called the "Merger";

                  WHEREAS, VESTCOM (i) is entering into other separate agreements (collectively, the "Other Agreements") substantially similar to this Agreement (with appropriate variations for Canadian law where applicable), each of which is entitled "Agreement and Plan of Reorganization" (except that it is a "Stock Purchase Agreement" in Canada), with each of Computer Output Systems, Inc., Comvestrix Corp., Morris County Direct Mail Services, Inc. and its affiliates, Electronic Imaging Services, Inc., Image Printing Systems, Inc. and LIRPACO, Inc. (together with the Company, the "Founding Companies") in order to acquire additional companies engaged in the creation,
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         distribution and archiving of high-volume computer-generated documents for business clients and related services;

                  WHEREAS, this Agreement, the Other Agreements and the IPO of VESTCOM Stock (as is hereinafter defined) constitute the "VESTCOM Plan of Organization";

                  WHEREAS, the Boards of Directors of VESTCOM, and each of the Constituent Corporations have approved and adopted the VESTCOM Plan of Organization as an integrated plan to transfer the capital stock or assets of the Founding Companies and cash raised in the IPO of VESTCOM Stock to VESTCOM as a transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, in consideration of the agreements of the Founding Companies (other than the COMPANY) pursuant to the Other Agreements, the Board of Directors of the COMPANY has approved this Agreement as part of the VESTCOM Plan of Organization in order to transfer the capital stock of the COMPANY to VESTCOM;

                  WHEREAS, unless the context otherwise indicates, capitalized terms used in this Agreement, including the Schedules and Annexes hereto, and not otherwise defined shall have the following meanings:

                  "Accumulated Adjustments Account" shall mean accumulated adjustments account as defined in Section 1368(e)(1) of the Code.

                  "Acquired Party" has the meaning set forth in Section 5.22.

                  "Affiliates" has the meaning set forth in Section 5.8.

                  "Articles of Merger" has the meaning set forth in Section 1.1.

                  "Balance Sheet Date" has the meaning set forth in Section 5.9.

                  "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in New Jersey.

                  "Charter Documents" shall mean the Articles of Incorporation, as amended of the COMPANY and the COMPANY'S Subsidiaries, if any, and the By-laws of the COMPANY and the COMPANY'S Subsidiaries, if any.

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                  "Claim Amount" has the meaning set forth in Section 11.3.

                  "Closing" has the meaning set forth in Section 3.

                  "Closing Date" has the meaning set forth in Section 3.

                  "Code" has the meaning set forth in Section 5.22(c).

                  "COMPANY" has the meaning set forth in the preamble to this Agreement.

                  "COMPANY Financial Statements" has the meaning set forth in
         Section 5.9.

                  "COMPANY'S 1997 Return" has the meaning set forth in Section 10.6.

                  "COMPANY'S Subsidiaries" means all of the subsidiaries of the COMPANY.

                  "COMPANY Stock" has the meaning set forth in Section 1.4.

                  "Constituent Corporations" has the meaning set forth in the preamble to this Agreement.

                  "Consummation Date" has the meaning set forth in Section 3.

                  "Effective Time of the Merger" has the meaning set forth in
         Section 1.2.

                  "Environmental Claims" has the meaning set forth in Section 5.13.

                  "Environmental Law" has the meaning set forth in Section 5.13.

                  "Expiration Date" has the meaning set forth in Section 5.

                  "Founding Companies" has the meaning set forth in the preamble to this Agreement.

                  "HSR Act" has the meaning set forth in Section 5.23.

                  "Indemnification Threshold" has the meaning set forth in
         Section 11.4.

                  "Indemnified Party" has the meaning set forth in Section 11.3.

                  "Indemnifying Party" has the meaning set forth in Section
         11.3.

                  "Intellectual Property" has the meaning set forth in Section 5.12.

                  "IPO" means the initial public offering of VESTCOM Stock pursuant to the Registration Statement.

                  "Lease Arrangement" has the meaning set forth in Section 7.12.

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                  "Liens" shall mean (i) all mortgages, pledges, hypothecations, liens, security interests, transfers of property in stock, charges, servitudes, easements, reserves, leases, occupation rights, encroachments, restrictive covenants, title defects and other encumbrances or rights of others of any nature howsoever arising and
         (ii) all actions, claims or demands of any nature whatsoever or howsoever arising; and "Lien" shall mean any one of the foregoing.

                  "Material Adverse Effect" has the meaning set forth in Section 5.1.

                  "Material Contracts" has the meaning set forth in Section
         5.15.

                  "Merger" has the meaning set forth in the preamble to this Agreement.

                  "NEWCO" has the meaning set forth in the preamble to this Agreement.

                  "NEWCO Stock" has the meaning set forth in Section 1.4.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "Pricing Date" shall mean the date on which the public offering price per share of VESTCOM Stock in the IPO is determined by VESTCOM and the Underwriters.

                  "Prohibited Activities" has the meaning set forth in Section 13.1.

                  "Proprietary Rights" has the meaning set forth in Section
         5.12.

                  "Registration Statement" has the meaning set forth in Section 8.5.

                  "Regulated Substances" has the meaning set forth in Section 5.13.

                  "Releases" has the meaning set forth in Section 5.13.

                  "Relevant Party" has the meaning set forth in Section 5.22.

                  "Returns" has the meaning set forth in Section 5.22.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Straddle Period Return" has the meaning set forth in Section 10.3(d).

                  "STOCKHOLDERS" has the meaning set forth in the preamble to this Agreement.

                  "Surviving Corporation" has the meaning set forth in Section 1.2.

                  "Tax" or "Taxes" has the meaning set forth in Section 5.22.

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                  "Taxing Authority" has the meaning set forth in Section 5.22.

                  "Territory" has the meaning set forth in Section 13.1.

                  "Underwriters" shall mean the prospective underwriters in the IPO as identified in the Registration Statement.

                  "VESTCOM" has the meaning set forth in the preamble to this Agreement.

                  "VESTCOM Charter Documents" has the meaning set forth in
         Section 6.11.

                  "VESTCOM Material Adverse Effect" has the meaning set forth in
         Section 6.1.

                  "VESTCOM Material Documents" has the meaning set forth in
         Section 6.11.

                  "VESTCOM Relevant Group" has the meaning set forth in Section 6.14.

                  "VESTCOM Stock" has the meaning set forth in Section 1.4.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       THE MERGER.

         1.1 DELIVERY AND FILING OF ARTICLES OF MERGER. The Constituent Corporations will cause Articles of Merger with respect to the Merger (the "Articles of Merger") to be signed, verified and delivered to the Secretary of State of the State of Massachusetts on or before the Consummation Date (as defined in Section 3).

         1.2 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be 10:00 a.m. on the Consummation Date as defined in Section 3. At the Effective Time of the Merger, NEWCO shall be merged with and into the COMPANY in accordance with the Articles of Merger, the separate existence of NEWCO shall cease and the corporate name of the surviving corporation shall be the corporate name of the COMPANY. The COMPANY shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation". The Merger will be effected in a single transaction.

         1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time of the Merger:

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                  (i)   the Certificate of Incorporation of NEWCO then in effect
         shall become the Certificate of Incorporation of the Surviving Corporation, except that the Surviving Corporation's name shall be Mystic Graphic Systems, Inc.; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

                  (ii) the By-laws of NEWCO then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

                  (iii) the Board of Directors of the Surviving Corporation shall consist of the persons listed on Schedule 1.3(iii) hereto. The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the COMPANY'S state of incorporation and of the Certificate of Incorporation and By-laws of the Surviving Corporation.

                  (iv) the officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3(iv) hereto, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer's successor is duly elected and qualified.

         1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY, VESTCOM AND NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the COMPANY, VESTCOM and NEWCO as of the date of this Agreement are as follows:

                  (i) as of the date of this Agreement, the authorized capital stock of the COMPANY is as set forth on Schedule 1.4(i) hereto, which stock is collectively referred to as "COMPANY Stock".

                  (ii) immediately prior to the Consummation Date, the authorized capital stock of VESTCOM will consist of 20,000,000 shares of common stock, no par value


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         ("VESTCOM Stock"), of which the number of issued and outstanding shares will be set forth in the Registration Statement referred to in section 8.5, and 3,000,000 shares of preferred stock, no par value, of which no shares will be issued and outstanding; and

                  (iii) as of the date of this Agreement, the authorized capital stock of NEWCO consists of 200 shares of common stock, $.01 par value ("NEWCO Stock"), of which 100 shares are issued and outstanding.

         1.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Massachusetts (the "Applicable Corporate Law"). Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the COMPANY shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of NEWCO shall be merged with and into the COMPANY, and the COMPANY, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of NEWCO shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the COMPANY and NEWCO shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the COMPANY and NEWCO; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the state of incorporation vested in the COMPANY and NEWCO, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the COMPANY and NEWCO and any claim existing, or action or proceeding


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
pending, by or against the COMPANY or NEWCO may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the COMPANY or NEWCO shall be impaired by the Merger, and all debts, liabilities and duties of the COMPANY and NEWCO shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

2.       CONVERSION OF STOCK.

         2.1 MANNER OF CONVERSION. The manner of converting the shares of (i) COMPANY Stock and (ii) NEWCO Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into (x) VESTCOM Stock, (y) cash and (z) shares of common stock of the Surviving Corporation, shall be as follows:

         As of the Effective Time of the Merger:

                  (i) all of the shares of COMPANY Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (1) that number of shares of VESTCOM Stock determined pursuant to Section 2.2 below and
         (2) the right to receive the amount of cash determined pursuant to
         Section 2.2 below, such shares and cash to be distributed to the STOCKHOLDERS on the Consummation Date as provided in Part A of Annex II hereto. Such amount of shares and cash as set forth on Part A of Annex II hereto as of the date hereof are final and shall not change hereafter regardless of the number of shares sold in the IPO or the offering price of such shares;

                  (ii) all shares of COMPANY Stock that are held by the COMPANY as treasury stock or owned by any COMPANY Subsidiary shall be canceled and retired and no shares of VESTCOM Stock or other consideration shall be delivered or paid in exchange therefor; and

                  (iii) each share of NEWCO Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of VESTCOM, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time of the Merger.

         All VESTCOM Stock received by the STOCKHOLDERS as of the Effective Time of the Merger shall, except for restrictions on resale or transfer described in Sections 15 and 16 hereof, have the same rights as all the other shares of outstanding VESTCOM Stock. All voting rights of such VESTCOM Stock received by the STOCKHOLDERS shall be fully exercisable by the STOCKHOLDERS and the STOCKHOLDERS shall not be deprived nor restricted in exercising those rights. In addition, certain shares of VESTCOM preferred stock will be issued in connection with the VESTCOM Plan of Organization as further referenced on Annex II, Part B. The shares of VESTCOM Stock and VESTCOM preferred stock to be issued to the STOCKHOLDERS will not be registered under the 1933 Act.

         2.2 CALCULATION OF VESTCOM SHARES. All COMPANY Stock shall be converted, as a result of the Merger, into the number of shares of VESTCOM Stock and the amount of cash set forth in Part A to Annex II attached hereto. The VESTCOM Stock and the amount of cash to be received, respectively, by the stockholders of each of the Founding Companies in the aggregate is set forth in Part B to Annex II. The parties recognize and agree, that due to the fact that the VESTCOM Stock will not be registered stock and due to the restrictions on transfer set forth in Articles 15 and 16 in this Agreement, the shares of VESTCOM Stock to be received by the STOCKHOLDERS as indicated on Annex II, will have a fair value significantly less than the initial public offering price per share.

3.       CLOSING.

         3.1 CLOSING DATE. On the Closing Date (which is the same day as the Pricing Date), the parties shall take all actions necessary (i) to effect the Merger (including, if permitted by applicable state law, the filing with the appropriate state authorities of the Articles of Merger which shall become effective on the Consummation Date (as defined below)) and (ii) to effect the conversion and delivery of the shares referred to in Section 4 hereof (hereinafter referred to as the "Closing"); provided, that such actions shall not include the actual completion of the Merger or the conversion and delivery of the shares or cash referred to in
Section 4 hereof, which actions shall only be taken on the Consummation Date as herein provided. In the event that there is no Consummation Date and this Agreement terminates, VESTCOM and the Company hereby covenant and agree to do all things which counsel to VESTCOM or the COMPANY advise are required by the Applicable Corporate Law in order to rescind any merger or other actions effected by the advance filing of the Articles of Merger as described above. The Closing shall take place at the offices of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., 65 Livingston Avenue, Roseland, New Jersey 07068. The date on which the Closing shall occur shall be referred to as the "Closing Date."

         3.2 CONSUMMATION DATE. On the Consummation Date, the Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective, and all transactions contemplated by this Agreement, including the conversion and delivery of shares, the delivery of a check or checks in an amount equal to the cash portion of the consideration which the STOCKHOLDERS shall be entitled to receive pursuant to the Merger referred to in Section 4 hereof, shall occur and be deemed to be completed. The date on which (i) the closing with respect to the IPO occurs and (ii) the Merger is effected shall be referred to as the "Consummation Date." During the period from the Closing Date to the Consummation Date, this Agreement may only be terminated by the parties if the underwriting agreement in respect of the IPO is terminated pursuant to the terms of such agreement or pursuant to the provisions of Section 12.1 hereof. This Agreement shall in any event terminate if the Consummation Date has not occurred within 15 Business Days of the Closing Date, in which event, notwithstanding any other provisions of this Agreement, the Merger shall be deemed for all purposes to have been abandoned and of no effect. Time is of the essence.

4.       DELIVERY OF SHARES.

         4.1 DELIVERY OF SHARES. At or after the Effective Time of the Merger and on the Consummation Date:

                  (i) The STOCKHOLDERS, as the holders of all outstanding certificates representing shares of COMPANY Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of VESTCOM Stock and the amount of cash calculated pursuant to
         Section 2.2 above and Annex II, Part A; and

                  (ii) Until the certificates representing COMPANY Stock have been surrendered by the STOCKHOLDERS and replaced by the VESTCOM Stock, the certificates for COMPANY Stock shall, for all corporate purposes be deemed to evidence the ownership of the number of shares of VESTCOM Stock and cash which such STOCKHOLDER is entitled to receive as a result of the Merger, as set forth in Section 2.2, notwithstanding the number of shares of COMPANY Stock such certificates represent.

         4.2 DELIVERY BY STOCKHOLDERS. The STOCKHOLDERS shall deliver to VESTCOM at Closing the certificates representing COMPANY Stock, duly endorsed in blank by the STOCKHOLDERS, or accompanied by blank stock powers, with signatures guaranteed by a national or state chartered bank, and with all necessary transfer tax and other revenue stamps, acquired at the STOCKHOLDERS' expense, affixed and canceled. The STOCKHOLDERS agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such COMPANY Stock or with respect to the stock powers accompanying any COMPANY Stock. All closing deliveries shall be held in escrow by VESTCOM'S counsel pending closing of the IPO and are subject to return to the STOCKHOLDERS if the IPO does not close and this Agreement is terminated pursuant to Section 12.1. The parties agree that VESTCOM'S counsel shall not incur any liability whatsoever in connection with its acting as escrow agent under this Agreement, except in the case of fraud or willful misconduct.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

         (A)  Representations and Warranties of the COMPANY and the STOCKHOLDERS

         Each of the COMPANY and the STOCKHOLDERS jointly and severally represent and warrant that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and, subject to
Section 7.7 hereof, shall be true at the Closing Date and the Consummation Date, and that such representations and warranties shall survive until the date which is the end of the eighth (8th) full fiscal quarter of VESTCOM after the Consummation Date (which date is hereinafter called the "Expiration Date"), except that (i) the warranties and representations set forth in Section 5.22 hereof shall survive until such time as the limitations period has run for all tax periods ended on or prior to the Consummation Date, which shall be deemed to be the Expiration Date for Section 5.22, (ii) the representations and warranties in Sections 5.36 and 5.37 shall survive until the tenth (10th) anniversary of the Consummation Date, which shall be deemed to be the "Expiration Date" for Sections 5.36 and 5.37 and (iii) solely for purposes of Section 11.1(iii) hereof, and solely to the extent that in connection with the IPO, VESTCOM actually incurs liability under the 1933 Act, the 1934 Act, or any other federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable statute of limitations period. For purposes of this Section 5 (except for Section 5.6) the term the "COMPANY" shall mean and refer to the COMPANY and each of its subsidiaries, if any.

         5.1 DUE ORGANIZATION. The COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except
(i) as disclosed on Schedule 5.1 or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of the COMPANY taken as a whole (a "Material Adverse

Effect"). Schedule 5.1 contains a list of all jurisdictions in which the COMPANY is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation (as of the date hereof, certified by the Secretary or Assistant Secretary of the COMPANY and, on or prior to Closing, by the Secretary of State or other appropriate authority of the Commonwealth of Massachusetts) and By-laws (certified by the Secretary or Assistant Secretary of the COMPANY), each as amended, of the COMPANY (in the case of those certified by the Secretary or Assistant Secretary of the COMPANY) are all attached hereto as
Schedule 5.1 (and, in the case of those certified by the appropriate state authority of Massachusetts, shall be delivered to VESTCOM at Closing). Except as set forth on Schedule 5.1, the minute books of the COMPANY, as heretofore made available to VESTCOM, are true, correct and complete in all material respects.

         5.2 AUTHORIZATION. (i) The representatives of the COMPANY executing this Agreement have the authority to enter into and bind the COMPANY to the terms of this Agreement and (ii) the COMPANY has the corporate power and authority to enter into this Agreement and the Merger.

         5.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the COMPANY is as set forth on Schedule 1.4(i). All of the issued and outstanding shares of the capital stock of the COMPANY are owned by the STOCKHOLDERS and in the amounts set forth in Annex I and further, except as set forth on Schedule 5.3, are owned free and clear of all Liens. All of the issued and outstanding shares of the capital stock of the COMPANY have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the STOCKHOLDERS and further, such shares were offered, issued, sold and delivered by the COMPANY in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of the pre-emptive rights of any past or present stockholder of the COMPANY.

         5.4 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 5.4, the COMPANY has not acquired any COMPANY Stock (including any stock of any of the

COMPANY'S Subsidiaries) since January 1, 1992. Except as set forth in Schedule 5.4, no option, warrant, call, conversion right or commitment of any kind exists which obligates the COMPANY to issue any of its authorized but unissued capital stock. Except as set forth on Schedule 5.4, the COMPANY has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Except as set forth on Schedule 5.4. there has been no transaction changing the equity ownership of the COMPANY in contemplation of the transactions described in this Agreement.

         5.5 NO BONUS SHARES. Except as set forth in Schedule 5.5, during the period commencing on January 1, 1994 through the present, none of the shares of COMPANY Stock was issued for less than the fair market value thereof at the time of issuance or was issued in exchange for consideration other than cash.

         5.6 SUBSIDIARIES. The COMPANY does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the COMPANY, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         5.7 PREDECESSOR STATUS. Set forth in Schedule 5.7 is a listing of all names of all predecessor companies of the COMPANY for the past five years, including the names of any entities from whom the COMPANY previously acquired material assets. Except as disclosed in Schedule 5.7, the COMPANY has not been a subsidiary or division of another corporation.

         5.8 SPIN-OFF BY THE COMPANY. Except as set forth on Schedule 5.8, there has not been any sale, spin-off or split-up of material assets of the COMPANY or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the COMPANY ("Affiliates") other than in the ordinary course of business within the preceding two years.

         5.9 FINANCIAL STATEMENTS; ADJUSTMENTS TO CONSIDERATION. (a) Attached hereto as Schedule 5.9 are copies of the following financial statements of the COMPANY (the

"COMPANY Financial Statements"): the COMPANY'S Balance Sheets as of December 31, 1996 and 1995 and Statements of Income, Cash Flows and Retained Earnings for each of the years in the three-year period ended December 31, 1996, (December 31, 1996 being hereinafter referred to as the "Balance Sheet Date"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Except as set forth on Schedule 5.9, such Balance Sheets as of December 31, 1996 and 1995 present fairly the financial position of the COMPANY as of the dates indicated thereon, and such Statements of Income, and Cash Flows and Retained Earnings present fairly the results of their respective operations for the periods indicated thereon.

         (b) The STOCKHOLDERS acknowledge and agree that the consideration to be paid for the COMPANY Stock as indicated on Annex II, was based upon the COMPANY'S earnings before taxes, subject to certain adjustments. All such adjustments represent either historic expenses of the COMPANY which will not be incurred after the Consummation Date or other items affecting income which will not occur after the Consummation Date.

         5.10 LIABILITIES AND OBLIGATIONS. The COMPANY has delivered to VESTCOM a complete and accurate list set forth on Schedule 5.10, of all liabilities of the COMPANY of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise (i) which are reflected on the balance sheet of the COMPANY at the Balance Sheet Date, (ii) exceeding $10,000 which are not reflected on the balance sheet as of the Balance Sheet Date, (iii) which were incurred after the Balance Sheet Date and were incurred other than in the ordinary course of the COMPANY'S business or which exceed $10,000 (indicating which ones were incurred other than in the ordinary course of business) and (iv) expenses of the COMPANY referred to in Section 5.26 hereof. Except as set forth on Schedule 5.10, each liability of the COMPANY was incurred by the COMPANY in the ordinary course of its business. Except as set forth on
Schedule 5.10 or in the notes to the COMPANY Financial Statements, the COMPANY, as of the date hereof, has no term or funded debt to banks or Affiliates.
Schedule 5.10 also indicates all personal guarantees of the STOCKHOLDERS on the COMPANY'S debt. The

COMPANY also has delivered to VESTCOM on Schedule 5.10, in the case of those liabilities which are contingent, a reasonable estimate of the maximum amount which may be payable. For each such contingent liability, the COMPANY has provided to VESTCOM the following information:

                  (i) a summary description of the liability together with the following:

                         (a) copies of all relevant documentation relating thereto;

                         (b) amounts claimed and any other action or relief sought; and

                         (c) name of claimant and all other parties to the claim, suit or proceeding, if any;

                  (ii) the name of each court or agency before which such claim, suit or proceeding is pending, if any;

                  (iii) the date such claim, suit or proceeding was instituted; and

                  (iv) a reasonable best estimate by the COMPANY of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the COMPANY'S reasonable estimate shall for purposes of this Agreement be deemed to be zero.

         5.11 ACCOUNTS AND NOTES RECEIVABLE. The COMPANY has delivered to VESTCOM an accurate list, set forth on Schedule 5.11, of the accounts and notes receivable of the COMPANY, as of December 31, 1996 (or such later date as is requested by VESTCOM hereafter) including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the STOCKHOLDERS. The COMPANY, on
Schedule 5.11, has provided VESTCOM with an accurate list of all receivables obtained subsequent to the Balance Sheet Date up to the most current practical date. The COMPANY provided VESTCOM with an aging of all accounts and notes receivable as of the Balance Sheet Date showing amounts due in 30 day aging categories. Except to the extent reflected on Schedule 5.11, such accounts and notes are collectible in the ordinary course of business in the amount shown on Schedule 5.11, net of reserves reflected in the balance sheet, and were originated in the ordinary course of business.

         5.12 PERMITS AND INTANGIBLES. (a) The Company has delivered to VESTCOM an accurate list set forth on Schedule 5.12(a), of all material licenses, franchises, permits and other governmental authorizations including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates and other related licenses owned or held by the COMPANY, copies of which have been provided to VESTCOM, if requested. The licenses, franchises, permits and other governmental authorizations listed on
Schedule 5.12(a) are valid, and the COMPANY has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The COMPANY holds all licenses, franchises, permits and other government authorizations, the absence of which would have a Material Adverse Effect. The COMPANY has conducted and is conducting its business in compliance with the requirements, standards and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing, except where such non-compliance or violation would not have a Material Adverse Effect. Except as specifically provided in Schedule 5.12(a), the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the COMPANY by, any such licenses, franchises, permits or government authorizations.

         (b) All of the patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyright applications, trade names and corporate names used in or necessary to the operation of the COMPANY'S business or otherwise utilized by the COMPANY (the "Intellectual Property") are listed in Schedule 5.12(b). Except as disclosed in
Schedule 5.12(b), (i) the COMPANY owns or is authorized to utilize all right, title and interest in the Intellectual Property, including any and all permits, licenses or other agreements to or from third parties regarding the Intellectual Property, and (ii) except for commercial software packages generally available to the public, the COMPANY owns or is authorized to utilize all right, title and interest in the technology, inventions, computer software and programs, data and documentation (including electronic media), product drawings, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights used in or necessary to the operation of the COMPANY'S business or otherwise utilized by the COMPANY and permits, licenses or other agreements to or from third parties regarding the foregoing (collectively with the Intellectual Property, the "Proprietary Rights"). The transactions contemplated by this Agreement will have no Material Adverse Effect on the COMPANY'S right, title and interest in the Proprietary Rights.

         (c) To the knowledge of the COMPANY, no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right has been made, is currently pending or, to the COMPANY'S knowledge, is threatened. The COMPANY has not received any notice of, nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. The COMPANY has not, to its knowledge, infringed, misappropriated or otherwise conflicted with any rights of any third parties, nor is the COMPANY aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the businesses of the COMPANY as now conducted.

         5.13 ENVIRONMENTAL COMPLIANCE. (a) To the COMPANY'S knowledge, the COMPANY is in compliance with all applicable Environmental Laws except where non-compliance with applicable Environmental Laws would not have a Material Adverse Effect. Except as set forth in Schedule 5.13, the COMPANY has not received notice that it is in violation of, nor has it been subject to any Environmental Claim pursuant to, applicable Environmental Laws either now or any time during the past three years that individually or in the aggregate would have a Material Adverse Effect.

         (b) Except those set forth on Schedule 5.13, there are no facts or circumstances that the COMPANY reasonably believes could form the basis of any Environmental

Claim against the COMPANY that individually or in the aggregate would have a Material Adverse Effect.

         (c) The COMPANY has all material permits, approvals, authorizations, licenses and consents under applicable Environmental Laws to operate lawfully the businesses which it currently conducts.

         (d) None of the real property currently owned, used and/or occupied by the COMPANY is currently being used and, to the STOCKHOLDERS' or the COMPANY'S knowledge without investigation, has ever been used to generate, manufacture, transport, treat, store, handle, dispose of or transfer Regulated Substances, except as listed in Schedule 5.13 and, except for quantities used or stored at such property in compliance with applicable Environmental Laws and required in connection with the normal operations and maintenance of such property; and to the STOCKHOLDERS' or the COMPANY'S knowledge, there have been no Releases at, from, in or on, any property ever owned or operated by the COMPANY, except as permitted by applicable Environmental Laws.

         (e) Promptly upon learning thereof, the COMPANY will advise VESTCOM of any facts or circumstances known to the COMPANY that it reasonably believes could form the basis of any Environmental Claim against the COMPANY that individually or in the aggregate would have a Material Adverse Effect. There has been no written communication during the past three years between the COMPANY and any federal or state environmental agency.

         (f)  For purposes of this Agreement,

         (i) "Regulated Substance" includes any pollutant, chemical substance, hazardous wastes, hazardous substances or contaminant regulated under, or defined in or pursuant to the New Jersey Industrial Site Recovery Act as amended (N.J.S.A. 13:1K-6 et seq.) ("ISRA"), the Water Pollution Control Act as amended (N.J.S.A. 58:10A), the Spill Compensation and Control Act, as amended (N.J.S.A. 58:10- 23.11 et seq.), the Solid Waste Disposal Act, as amended (42 U.S.C.
Section 6901 et seq.) ("SWDA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section

9601 et seq.) ("CERCLA"), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.), the Clean Water Act, as amended (33 U.S.C. Section 1251, et seq.), and any other federal, state or local law or regulation designed to provide safe working conditions and to reduce occupational safety and health hazards in each case in effect and amended as of the Closing Date.

         (ii) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Regulated Substances, including CERCLA, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.), the Toxic Substances Control Act, as amended, (15 U.S.C. Section 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. Section 300(f) et seq.), the Oil Pollution Act of 1990, as amended (33 U.S.C. Section 2701 et seq.), and their state and local counterparts and equivalents (including, without limitation, ISRA).

         (iii) "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any applicable Environmental Law or any permit, authorization, approval or license issued under any such Environmental Law (hereafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Regulated Substances or arising from alleged injury or threat or injury to health, safety or the environment.

         (iv) "Releases" means releases, spills, leaks, pumps, pours, emittances, discharges, injections, escapes, leaches, disposals or dumps.

         5.14 REAL AND PERSONAL PROPERTY. The COMPANY has delivered to VESTCOM an accurate list set forth on Schedule 5.14, of all real property, all personal property included (or that will be included) in "depreciable plant, property and equipment" on the balance sheet of the COMPANY and all other personal property of the COMPANY with a value in excess of $10,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date. The COMPANY has delivered to VESTCOM true, complete and correct copies of leases for real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the businesses of the COMPANY and leases for equipment (including computer equipment) under which the total lease payments without regard to optional renewals is in excess of $40,000 and including an indication as to which assets are currently owned, or were formerly owned, by STOCKHOLDERS or business or personal affiliates of the COMPANY or STOCKHOLDERS.
Schedule 5.14 also contains the name and address of each tenant or subtenant to which the COMPANY has let or sublet an owned or leased building or any part thereof, the date and the expiration date of each such lease or sublease. All leases set forth on Schedule 5.14 are in full force and effect and constitute valid and binding agreements on the COMPANY, and to the best knowledge of the COMPANY, constitute valid and binding agreements on the other parties thereto (and their successors thereto) in accordance with their respective terms. Except as shown on Schedule 5.14, all of the material machinery and equipment of the COMPANY listed on Schedule 5.14 are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the COMPANY that are material to the operation of its businesses are either owned by the COMPANY or leased under an agreement indicated on Schedule 5.14. Except as set forth on
Schedule 5.14 and except for liens described in Section 7.3(vi), there are no Liens against the COMPANY'S real and personal properties.

         (b) The COMPANY also has indicated on Schedule 5.14 a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, with respect to which management of the COMPANY has made any expenditure in the two-year period prior to the date of this Agreement in excess of $10,000, or which if pursued by the COMPANY would require additional expenditures of capital in excess of $10,000.

         5.15 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. The COMPANY has delivered to VESTCOM an accurate list, which is set forth on
Schedule 5.15, of (i) all significant customers (i.e. those customers and persons or entities affiliated with those customers, representing 5% or more of the COMPANY'S revenues for the 12 months ended on the Balance Sheet Date, or who have paid to the COMPANY $250,000 or more over any four consecutive fiscal quarters in the three years ended on the Balance Sheet Date) and (ii) all material contracts, commitments and similar agreements to which the COMPANY is a party or by which it or any of its properties are bound, including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, contracts restricting the COMPANY from doing business in any areas or in any way limiting competition, contracts which call for aggregate payments by the COMPANY in excess of $100,000 and which are not terminable without cost or liability on notice of 45 days or less, contracts requiring the COMPANY to perform services for others over a period in excess of 90 days from the date of such contract and all commitments to enter into any such contracts, leases or obligations ("Materials Contracts") (a) as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and in each case has delivered true, complete and correct copies of such agreements to VESTCOM. Except to the extent set forth on Schedule 5.15, (i) none of the COMPANY'S significant customers has canceled or substantially reduced or, to the knowledge of the COMPANY, are currently attempting or threatening to cancel or substantially reduce utilization of the services provided by the COMPANY and
(ii) the COMPANY has complied with all material commitments and obligations pertaining to any Material Contract, and is not in default under any Material Contract and agreement and no notice of default has been received.

         5.16 TITLE TO REAL PROPERTY. The COMPANY has good and insurable title to the real property owned and used in its respective businesses, including those reflected on Schedule 5.14, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for:

                  (i) liens reflected on Schedules 5.10 and 5.14 as securing specified liabilities (with respect to which no material default exists);

                  (ii) liens for current taxes, assessments or governmental charges which are not yet payable and not in default;

                  (iii) easements for utilities serving the property only; and

                  (iv) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks or other recording office in which the properties, assets and leasehold estates are located, which do not adversely affect the current use of the property.

Schedule 5.14 lists all such real property, and Schedule 5.16 contains, without limitation, true, complete and correct copies of all title reports and title insurance policies received or owned by the COMPANY.

         5.17 INSURANCE. The COMPANY has delivered to VESTCOM an accurate list set forth on Schedule 5.17, as of the Balance Sheet Date of all insurance policies carried by the COMPANY and has delivered to VESTCOM an accurate list (attached to Schedule 5.17) of all insurance loss runs or worker's compensation claims received for the past three (3) policy years. Also attached to Schedule
5.17 are true, complete and correct copies of all policies currently in effect. Such insurance policies evidence all of the insurance that the COMPANY is required to carry pursuant to all of its contracts and other agreements and pursuant to applicable law. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Consummation Date. No insurance carried by the COMPANY has ever been canceled by the insurance carrier prior to its original termination date and the COMPANY has never been denied coverage.

         5.18 COMPENSATION; EMPLOYMENT AGREEMENTS; NO COLLECTIVE BARGAINING AGREEMENT. (a) The COMPANY has delivered to VESTCOM an accurate list set forth on Schedule 5.18, showing all officers, directors and key employees of the COMPANY, listing all employment agreements, confidentiality agreements, non-competition agreements, severance, termination or golden parachute agreements or other written agreements or arrangements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. The COMPANY has provided to VESTCOM true, complete and correct copies of any employment agreements, confidentiality agreements, non-competition agreements, severance, termination or golden parachute agreements or other written agreements or arrangements for persons listed on Schedule 5.18. Since the Balance Sheet Date there have been no increases in the compensation payable or any special bonuses to any officer, director or key employee, except as listed on Schedule 5.18 or as permitted under Section 7.3.

         (b) Except as set forth in Schedule 5.18, the COMPANY has not been the subject of any election in respect of union representation of employees and are not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. Except as set forth on Schedule 5.18, no employees of the COMPANY are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation has ever occurred or is in progress. There is no pending or, to the COMPANY'S knowledge, threatened labor dispute involving the COMPANY and any group of its employees, no pending grievances or arbitration proceedings nor has the COMPANY experienced any labor interruptions over the past three years and the COMPANY considers its relationship with employees to be good.

         (c) Except as set forth on Schedule 5.18, there are no written employment contracts with any employees, nor any employee manuals which in any way promise continued employment, nor any other oral or written guarantees of continued employment.

         5.19 EMPLOYEE PLANS. Attached hereto as Schedule 5.19 is a complete and accurate list of and copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the COMPANY, or to which the COMPANY currently contributes, or has an obligation to contribute in the future, including, without limitation, benefit plans or arrangements that are not subject to ERISA, such as employment agreements and any other agreements containing "change in control" or other similar provisions, deferred compensation agreements and all benefit programs covering current or former employees of the COMPANY, their dependents or beneficiaries, or under which the COMPANY or any Affiliate of the COMPANY has any material liability, together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 5.19 sets forth all current Plans and all of the Plans that have been terminated within the past four years.

         5.20 COMPLIANCE WITH ERISA. Except for the Plans, the COMPANY does not maintain or sponsor, nor is it a contributing employer to, any pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees, whether or not subject to ERISA. All Plans including all Plans which have been terminated by the COMPANY in the last four years, are or were, in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents and if terminated, were terminated in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as, all applicable federal, state and local statutes, ordinances and regulations then in effect. All Plans that are intended to qualify (a "Qualified Plan") under Section 401(a) of the Code are so qualified and have been determined by the Internal Revenue Service to be so qualified (or application for determination letters have been timely submitted to the IRS), and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.19. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Consummation Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of the STOCKHOLDERS, any Plan or the COMPANY has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; no circumstances exist pursuant to which the COMPANY could have any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability) to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty with respect to any plan now or hereafter maintained or contributed to by the Company or any member of a "controlled group" (as defined in Section 4001(a)(14) of ERISA) that includes the Company; and the COMPANY nor any member of a "controlled group" (as defined above) that includes the Company currently has (or at the Consummation Date will have) any obligation whatsoever to contribute to any multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

                  (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without a determination by the Internal Revenue

         Service that such action does not adversely affect the tax-qualified status of such Qualified Plan;

                  (ii) no Plan which is subject to the provisions of Title IV of ERISA, has been terminated;

                  (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

                  (iv) the valuation of assets of any Qualified Plan, as of the Consummation Date, shall equal or exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

                  (v) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the COMPANY and the STOCKHOLDERS have complied (and on the Consummation Date will have complied) in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the COMPANY has not incurred (and will not incur) any direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the COMPANY or the STOCKHOLDERS, at any time prior to the Consummation Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Consummation Date directly or indirectly against the COMPANY or the STOCKHOLDERS with respect to such group health plans;

                  (vi) The COMPANY is not now nor has it been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

                  (vii) there is no pending, and to the best of COMPANY'S knowledge, threatened, litigation, arbitration, or disputed claim, settlement or adjudication proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

                  (viii) the COMPANY Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such COMPANY Financial Statements to not be representative of prior periods; and

                  (ix) The COMPANY has not incurred liability under Section 4062 of ERISA. If reasonably requested by VESTCOM, the COMPANY will terminate any Plan identified on Schedule 5.19 as the "Pension or Profit Sharing Plan to be Terminated" substantially contemporaneously with the Closing.

         5.21 CONFORMITY WITH LAW; LITIGATION. (a) Except to the extent set forth on Schedule 5.21, the COMPANY is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect. The COMPANY has conducted and is conducting its business in compliance with the requirements, standards and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a Material Adverse Effect.

         (b) Except to the extent set forth in Schedule 5.10 or Schedule 5.21, the COMPANY is not a party to any litigation and there are no claims, actions, suits or proceedings, pending or, to the knowledge of the COMPANY, threatened, against or affecting the COMPANY, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. The COMPANY is not subject to any existing judgments which would have a Material Adverse Effect, or which could adversely affect the COMPANY'S or the STOCKHOLDERS' ability to effectuate the transactions contemplated hereby; nor has the COMPANY received any written inquiry from any agency of the federal or any state or local government about the transactions contemplated herein, or about any violation or possible violation of any law, regulation or ordinance affecting its business.

         5.22 TAXES. Except as set forth in Schedule 5.22,

         (a) All Returns required to have been filed by or with respect to the COMPANY and any affiliated, combined, consolidated, unitary or similar group of which the COMPANY is or was a member (a "Relevant Group") with any Taxing Authority have been duly filed, and each such Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by the COMPANY and any member of a Relevant Group (collectively, the "Acquired Parties") have been paid if due, or provision has been made for the payment thereof, if not yet due. The provisions for Taxes due by the COMPANY and its Subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the COMPANY Financial Statements are sufficient for all unpaid Taxes, being current Taxes, not yet due and payable, of such Acquired Party. No Acquired Party is a party to any current agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Returns that it is or may be subject to taxation by that jurisdiction. No Acquired Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. No Acquired Party has filed any objection which remains outstanding with respect to any assessment or reassessment of Taxes.

         (b) Each Acquired Party has withheld and paid all Taxes required to have been adequately and properly withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. No Acquired Party expects any

Taxing Authority to assess any additional Taxes against or in respect of it for any past period except as may have been accrued and reflected as a reserve in the COMPANY Financial Statements. There is no dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any Acquired Party. No issues have been raised in any examination by any Taxing Authority with respect to any Acquired Party which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.
Schedule 5.22 attached hereto lists all federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after January 1, 1992, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. Each Acquired Party has delivered to VESTCOM complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since January 1, l992. No Acquired Party has received any refund of Taxes to which it is not entitled.

         (c) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Internal Revenue Code of l986, as amended (the "Code").

         (d) No Acquired Party is a party to any Tax allocation or sharing agreement.

         (e) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986 or to any "long-term contract" within the meaning of Section 460 of the Code.

         (f) No Acquired Party is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any Acquired Party is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

         (g) No Acquired Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes .

         (h) There are no accounting method changes or proposed or threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

         (i) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

         (j) Each Acquired Party has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of
Section 6662(d) of that Code.

         (k) No Acquired Party has any liability for Taxes of any Person other than such Acquired Party (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

         (l) Since April 1, 1991, the COMPANY (including the COMPANY'S Subsidiaries) has had a taxable year end of December 31, and has not made an election to retain a fiscal year end other than December 31 under Section 444 of the Code. The COMPANY made a valid election to be classified as an S Corporation for the portion of its taxable year beginning on April 1, 1991, and for its full taxable year beginning on January 1, 1992, under Section 1362(a) of the Code and corresponding provisions of the laws of the state and local jurisdictions in which it is subject to tax, and has qualified and has been taxed as an S Corporation for federal, state and local tax purposes at all times since such date.

         (m)  The COMPANY is not an investment company within the meaning of
Section 351(e)(1) of the Code.

         (n) The COMPANY is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 351(e)(2) and Section 368(a)(3)(A) of the Code.

         (o) For purposes of this Agreement, the following definitions shall apply:

         "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

         "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

         "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         5.23 PREMERGER NOTIFICATION MATTERS. Each STOCKHOLDER, together with all entities that he or she "controls" and that are "controlled" by him or her have less than $10 million in total assets as of the last regularly prepared balance sheet which consolidates him or her and all of such entities. Accordingly, to the best of the COMPANY'S and the STOCKHOLDERS' knowledge, no filing or approval is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in order to consummate the transactions contemplated by this Agreement.

         For purposes of this Section 5.23 and Section 6.15 only, "control" means: (i) owning 50% or more of the stock eligible to vote for directors, or
(ii) in the case of an entity that does not have stock that votes to elect directors, having the right to (A) receive 50% or more of the profits, (B) 50% or more of the assets upon liquidation, or (C) designate 50% or more of the directors or persons exercising similar functions.

         5.24 FAIR MARKET VALUE OF ASSETS. (a) The fair market value of the assets of the COMPANY exceeds the sum of the COMPANY'S liabilities, plus the amount of liabilities, if any, to which the COMPANY'S assets are subject.

              (b) The liabilities of the COMPANY were incurred by the COMPANY in the ordinary course of its trade or business and are associated with its assets.

         5.25 NO INTENTION TO DISPOSE OF VESTCOM STOCK. There is no present plan or intention by any STOCKHOLDER to sell, exchange, or otherwise dispose of in any manner, or to enter into one or more transactions whereby the STOCKHOLDER gives up substantially all of the benefits and burdens of ownership of shares of VESTCOM Stock received in the Merger.

         5.26 EXPENSES; INTERCORPORATE INDEBTEDNESS. Except for the expenses set forth in Section 7.1(d) to Arthur Andersen, LLP, the COMPANY (and to the best knowledge of the COMPANY, VESTCOM and NEWCO) will each pay their respective expenses, if any, incurred in connection with the Merger. There is no intercorporate indebtedness existing between VESTCOM and the COMPANY or between NEWCO and the COMPANY and there will be no indebtedness created in favor of the COMPANY as a result of the Merger.

         5.27 NO ALLOCATION OF COMPENSATION. None of the compensation received by any STOCKHOLDER-employees of the COMPANY will be separate consideration for, or allocable to, any of their shares of COMPANY Stock; none of the shares of VESTCOM Stock received by any STOCKHOLDER-employees in the Merger will be separate consideration for, or allocable to, any employment agreement or services rendered by such STOCKHOLDER-employees; and the compensation paid to any STOCKHOLDER-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

         5.28 NO VIOLATIONS. Neither the COMPANY nor, to the knowledge of the COMPANY, any other party thereto is (i) in violation of any Charter Document or
(ii) in default under any Material Contract or material lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (collectively, the "Material Documents"); and, except as set forth in the Schedules and documents attached to this Agreement,
(a) the rights and benefits of the COMPANY under the Material Documents will not be materially and adversely affected by the transactions contemplated hereby and
(b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 5.28, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

         5.29 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.29, the COMPANY is not now a party to any governmental contracts subject to price redetermination or renegotiation.

         5.30 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on Schedule 5.30 there has not been with respect to the COMPANY:

                  (i) any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

                  (ii) any change in its authorized capital, or in its securities outstanding, or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (iii) any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

                  (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                  (v) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character that would have a Material Adverse Effect;

                  (vi) any distribution, sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of any of its respective businesses to any person, including, without limitation, the STOCKHOLDERS and their affiliates;

                  (vii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to it, including without limitation any indebtedness or obligation of any STOCKHOLDERS or any affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.10 unless specifically listed thereon;

                  (viii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business;

                  (x)    any waiver of any of its material rights or claims;

                  (xi)   any cancellation or termination of a Material Contract;

                  (xii) any other distribution of property or assets by the Company outside the ordinary course of its business; or

                  (xiii) any transaction by it outside the ordinary course of its business.

         5.31 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. The COMPANY has delivered to VESTCOM an accurate list set forth on Schedule 5.31, as of the date of this Agreement, of:

                  (i) the name of each financial institution in which the COMPANY has accounts or safe deposit boxes;

                  (ii)   the names in which the accounts or boxes are held;

                  (iii)  the type of account and account number; and

                  (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 5.31 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the COMPANY and description of the terms of such power.

         5.32 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by the COMPANY and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and the STOCKHOLDERS of the COMPANY and this Agreement has been duly and validly authorized by all necessary corporate action and, assuming due authorization, execution and delivery by VESTCOM and NEWCO, is a legal, valid and binding obligation of the COMPANY, enforceable against the COMPANY in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies.

         5.33 RELATIONS WITH GOVERNMENTS AND OTHER PAYMENTS. (a) The COMPANY has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office which would cause the COMPANY to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

         (b) The STOCKHOLDERS have no knowledge, and the STOCKHOLDERS have no reason to believe, that any funds or assets of the COMPANY have been used for illegal purposes; or there has been an accumulation or use of the COMPANY'S funds without being properly accounted for in the respective books and records of the COMPANY; or that any material payments by or on behalf of the COMPANY have not been duly and properly recorded and accounted for in its books and records; or that any false or artificial entries have been made in the books and records of the COMPANY for any reason; or that any payment has been made by or on behalf of the COMPANY with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.

         5.34 TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as listed on Schedule 5.34 annexed hereto, there have been no transactions since January 1, 1992 between the COMPANY and any of its directors, officers, stockholders or affiliates or any of their Family Members (as defined below) involving $60,000 or more; except for any transaction with such persons solely in such capacities. Each transaction set forth on Schedule 5.34 has been on reasonable commercial terms which could have been obtained at the time from bona fide third parties. To the best knowledge of the COMPANY, since January 1, 1992, none of the officers or directors of the COMPANY or any spouse or Family Member (as defined below) of any of such persons, has been a director, officer or consultant of, or owns directly or indirectly any interest in, any firm, corporation, association or business enterprise which during such period has been a significant supplier, customer or sales agent of the COMPANY or has competed with or been engaged in any business of the kind being conducted by the COMPANY except as disclosed on Schedule 5.34 annexed hereto. Except as disclosed on Schedule 5.34, no Family Member (which includes all relatives and their spouses in a relationship of first cousins or closer) of any STOCKHOLDER, officer or director of the COMPANY is currently an employee or consultant receiving payments from the COMPANY or otherwise on the payroll of the COMPANY or has any material claim whatsoever against or owes any amount to the COMPANY, except for claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee benefit plans.

         5.35 DISCLOSURE. (a) This Agreement, the Schedules and Annexes hereto, and the certificates and other documents furnished by the COMPANY and the STOCKHOLDERS to VESTCOM pursuant hereto and for inclusion in the Registration Statement (which, for purposes of this Agreement, shall include the completed Directors and Officers Questionnaires) taken as a whole, do not, and as to any representation or warranty made to the knowledge of the COMPANY or the STOCKHOLDERS, such representations and warranties, to the COMPANY'S knowledge, do not, as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         (b) The COMPANY and the STOCKHOLDERS acknowledge (i) that there exists no firm commitment, binding agreement, or promise or other assurance of any kind, whether express or implied, oral or written, that the Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither VESTCOM or any of its officers, directors, agents or representatives nor any prospective Underwriters in the IPO shall have any liability to the COMPANY, the STOCKHOLDERS or any other person affiliated or associated with the COMPANY for any failure of the Registration Statement to become effective, the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) that the decision of STOCKHOLDERS to enter into this Agreement, or to vote in favor of or consent to the proposed Merger, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications of, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to VESTCOM or the prospective IPO. Neither the Underwriters nor VESTCOM shall have any obligation to the STOCKHOLDERS with respect to any disclosure contained in the Registration Statement and no STOCKHOLDER may assert any claim against the Underwriters or VESTCOM based on the Registration Statement.

         (B)  Representations and Warranties of the STOCKHOLDERS.

         Each STOCKHOLDER severally represents and warrants that the representations and warranties set forth below are true as of the date of this Agreement and, subject to Section 7.7 hereof, shall be true at the time of Closing and on the Consummation Date.

         5.36 AUTHORITY; OWNERSHIP. Such STOCKHOLDER has the full legal right, power and authority to enter into this Agreement. Such STOCKHOLDER owns beneficially and of record all of the shares of the COMPANY Stock identified on Annex I as being owned by such

STOCKHOLDER, and, except as set forth on Schedule 5.36 hereof, such COMPANY Stock is owned free and clear of all liens, encumbrances and claims of every kind.

         5.37 PRE-EMPTIVE RIGHTS. Such STOCKHOLDER does not have, or hereby waives any pre-emptive or other right to acquire shares of COMPANY Stock or VESTCOM Stock, that such STOCKHOLDER has or may have had other than rights of any STOCKHOLDER to acquire VESTCOM Stock pursuant to (i) this Agreement or (ii) any stock option granted by VESTCOM.

         6. REPRESENTATIONS OF VESTCOM AND NEWCO.

         VESTCOM and NEWCO severally and jointly represent and warrant that (i) all of the following representations and warranties are true at the date of this Agreement and shall be true at the Closing Date and the Consummation Date and that such representations and warranties shall survive the Consummation Date until the Expiration Date, except that (ii) the representations and warranties in Sections 6.2 and 6.4 shall survive until the tenth (10th) anniversary of the Consummation Date, which shall be deemed the "Expiration Date" for Sections 6.2 and 6.4, and (iii) solely for purposes of Section 11.2(iv) hereof, and solely to the extent that in connection with the IPO the STOCKHOLDERS actually incur liability under the 1933 Act, the 1934 Act, or any other federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable statute of limitations period.

         6.1 DUE ORGANIZATION. VESTCOM and NEWCO are each duly organized, validly existing and in good standing under the laws of the state of its incorporation, and are each duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on their respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise), of VESTCOM and on VESTCOM'S Subsidiaries (as defined in Section 6.8 herein), taken as a whole (a "VESTCOM Material Adverse Effect"). Copies of the Certificate of Incorporation (as of the date hereof, certified by a Secretary or an Assistant Secretary of each of

VESTCOM and NEWCO) and the By-laws (certified by a Secretary or an Assistant Secretary of each of VESTCOM and NEWCO), of VESTCOM and NEWCO are attached hereto as Schedule 6.1.

         6.2 VESTCOM STOCK. The VESTCOM Stock to be delivered to the STOCKHOLDERS at the Consummation Date (i) shall constitute valid and legally issued shares of VESTCOM Stock, fully paid and nonassessable, and except as set forth in this Agreement, will be owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind created by VESTCOM, and (ii) will be legally equivalent in all respects to the VESTCOM Stock issued and outstanding as of the date hereof. The shares of VESTCOM Stock to be issued to the STOCKHOLDERS pursuant to this Agreement will not be registered under the 1933 Act.

         6.3 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by VESTCOM and NEWCO and the performance by each of VESTCOM and NEWCO of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of VESTCOM and NEWCO and the stockholder of NEWCO, and this Agreement has been duly and validly authorized by all necessary corporate action, duly executed and delivered and is the legal, valid and binding obligation of each of VESTCOM and NEWCO, enforceable against each of VESTCOM and NEWCO in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws, affecting creditors' rights generally or the availability of equitable remedies.

         6.4 AUTHORIZATION. The representatives of VESTCOM and NEWCO executing this Agreement have the corporate authority to enter into and bind VESTCOM and NEWCO to the terms of this Agreement. VESTCOM and NEWCO have the corporate right, power and authority to enter into this Agreement and the Merger.

         6.5 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

                  (i) conflict with or result in a breach or violation of the Certificate of Incorporation or By-laws of either VESTCOM or NEWCO;

                  (ii) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) (A) under any document, agreement or other instrument to which either VESTCOM or NEWCO is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of VESTCOM'S or NEWCO'S properties or (B) pursuant to any judgment, order or decree to which VESTCOM or NEWCO is bound or any of their respective property is subject; or

                  (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of VESTCOM or NEWCO.

         6.6 CAPITALIZATION OF VESTCOM AND OWNERSHIP OF VESTCOM STOCK. The authorized and outstanding capital stock of VESTCOM and NEWCO is as set forth in Sections 1.4(ii) and 1.4(iii), respectively. All of the issued and outstanding shares of VESTCOM Stock are owned beneficially and of record by the persons set forth on Annex III. All issued and outstanding shares of VESTCOM Stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of VESTCOM to repurchase, redeem or otherwise acquire any shares of VESTCOM Stock. Except as described in the Registration Statement there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which VESTCOM or any of its subsidiaries are a party or by which they are bound obligating VESTCOM or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of VESTCOM or any of its subsidiaries or obligating VESTCOM or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of VESTCOM after diligent inquiry, as of the Consummation Date, none of the stockholders set forth on Annex III will be a party to or subject to any voting trust, proxy or other agreement or understanding with respect to the shares of capital stock of VESTCOM owned by such stockholder. All of the shares of VESTCOM Stock to be issued to the STOCKHOLDERS in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. All of the shares of VESTCOM Stock issued to persons set forth on Annex III and, based on the representations of STOCKHOLDERS contained in this Agreement and in the documents delivered to VESTCOM pursuant hereto, to STOCKHOLDERS pursuant to this Agreement, were or will be offered, issued, sold and delivered by VESTCOM in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the rights of any past or present stockholder. On the Consummation Date the capitalization of VESTCOM will be as set forth in the Registration Statement.

         6.7 NO SIDE AGREEMENTS. Neither VESTCOM nor NEWCO has entered into any agreement with any of the Founding Companies or any of the stockholders of the Founding Companies other than the Other Agreements and the agreements contemplated by each of the Other Agreements, including the employment agreements referred to herein and therein, and the agreements referred to in
Section 6.9. VESTCOM has made available to the COMPANY copies of all agreements entered into between (i) VESTCOM, NEWCO, or VESTCOM'S Subsidiaries and their affiliates and (ii) VESTCOM or NEWCO and the Founding Companies or any stockholders of the Founding Companies. Further, VESTCOM will make available to the COMPANY copies of any of the foregoing agreements entered into between the date hereof and the Consummation Date promptly after such agreements are entered into.

         6.8 SUBSIDIARIES. Except for NEWCO (as defined herein), and each other corporation defined as 'NEWCO' in the Other Agreements with the Founding Companies (collectively, "VESTCOM'S Subsidiaries"), VESTCOM does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. VESTCOM is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity. NEWCO has no subsidiaries.

         6.9 BUSINESS; REAL PROPERTY; MATERIAL AGREEMENTS; FINANCIAL INFORMATION. Neither VESTCOM nor NEWCO has conducted any business since the date of its inception, except in connection with this Agreement, the Other Agreements, the initial capitalization of VESTCOM, including the borrowing of funds for working capital and formation expenses, and the IPO of VESTCOM Stock contemplated by Section 8.5. Neither VESTCOM nor NEWCO owns any real property or any material personal property or is a party to any other material agreement, except as listed on Schedule 6.9 and except that VESTCOM is a party to the Other Agreements and the agreements contemplated thereby, agreements entered into to effectuate the transactions described above and to such agreements as will be filed as Exhibits to the Registration Statement. VESTCOM was formed in September 1996, and NEWCO was formed in February 1997. VESTCOM and NEWCO have no material liabilities, accrued or contingent, other than those incurred in connection with this Agreement, the Other Agreements, the initial capitalization of VESTCOM and the contemplated IPO of VESTCOM Stock.

         6.10 CONFORMITY WITH LAW. Neither VESTCOM nor NEWCO is in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a VESTCOM Material Adverse Effect. There are no claims, actions, suits or proceedings, pending or, to the knowledge of VESTCOM or NEWCO, threatened, against or affecting VESTCOM or NEWCO, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentally having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

         6.11 NO VIOLATIONS. Neither VESTCOM nor NEWCO is (i) in violation of their respective Certificates of Incorporation or By-laws, each as amended to date (the "VESTCOM Charter Documents"), or (ii) in default, under any material lease, instrument, agreement, license, permit to which it is a party or by which its properties are bound (the "VESTCOM Material Documents"); and, except as set forth in the schedules and in the Registration Statement, (a) the rights and benefits of VESTCOM (including VESTCOM'S Subsidiaries) under the VESTCOM Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the VESTCOM Material Documents or the VESTCOM Charter Documents. Except as set forth on Schedule 6.11 none of the VESTCOM Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right in termination, cancellation or acceleration or loss of any right or benefit. The minute books of VESTCOM and each of VESTCOM'S subsidiaries as heretofore made available to the COMPANY are true and correct.

         6.12 NEWCO STOCK; FORMATION OF NEWCO. (a) Prior to the Merger, VESTCOM will own all of the outstanding stock of NEWCO. At all times prior to the Merger, no person other than VESTCOM has owned, or will own, any of the outstanding stock of NEWCO.

              (b) NEWCO was formed by VESTCOM solely for the purpose of engaging in the transaction contemplated by this Agreement. As of the date of this Agreement and the Consummation Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and in this Agreement, NEWCO has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity. There were not, as of the date of this Agreement, and there will not be at the Consummation Date, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which NEWCO is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or acquire, any shares of its capital stock.

Prior to the Consummation Date, NEWCO did not own any asset other than an amount of cash necessary to incorporate NEWCO and to pay the expenses of the Merger attributable to NEWCO.

         6.13 EXPENSES; INTERCORPORATE INDEBTEDNESS. VESTCOM and NEWCO (and to the best knowledge of VESTCOM, the COMPANY) will each pay their respective expenses, if any, incurred in connection with the Merger. There is no intercorporate indebtedness existing between VESTCOM and the COMPANY or between NEWCO and the COMPANY and there will be no indebtedness created in favor of the COMPANY as a result of the Merger.

         6.14 TAXES. NEWCO is a newly formed entity which has no tax or operational history. Except as set forth on Schedule 6.14:

              (a) All Returns required to have been filed by or with respect to VESTCOM and any affiliated, combined, consolidated, unitary or similar group of which VESTCOM is or was a member (a "VESTCOM Relevant Group") with any Taxing Authority have been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by the VESTCOM Relevant Group have been paid. The provisions for Taxes due by VESTCOM and any subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in VESTCOM'S financial statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of the VESTCOM Relevant Group. No corporation in the VESTCOM Relevant Group is a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which a corporation in the VESTCOM Relevant Group does not file Returns that it is or may be subject to taxation by that jurisdiction. No corporation in the VESTCOM Relevant Group has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

              (b) Each corporation in the VESTCOM Relevant Group has withheld and paid all Taxes required to have been adequately and properly withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. No corporation in the VESTCOM Relevant Group expects any Taxing Authority to assess any additional Taxes against or in respect of it for any past period except as may have been accrued and reflected as a reserve in VESTCOM'S financial statements. There is no dispute or claim concerning any Tax liability of any corporation in the VESTCOM Relevant Group either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any corporation in the VESTCOM Relevant Group. No issues have been raised in any examination by any Taxing Authority with respect to any corporation in the VESTCOM Relevant Group which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule
6.14 attached hereto lists all federal, state, local and foreign income Tax Returns filed by or with respect to any corporation in the VESTCOM Relevant Group for all taxable periods ended on or after January 1, 1992, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. Each corporation in the VESTCOM Relevant Group will make available to the STOCKHOLDERS, at their request, complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, VESTCOM since January 1, 1992.

         (c) No corporation in the VESTCOM Relevant Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

         (d) No corporation in the VESTCOM Relevant Group is a party to any Tax allocation or sharing agreement.

         (e) None of the assets of any corporation in the VESTCOM Relevant Group constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No corporation in the VESTCOM Relevant Group is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue

Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

         (f) No corporation in the VESTCOM Relevant Group is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any corporation in the VESTCOM Relevant Group is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

         (g) No corporation in the VESTCOM Relevant Group is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

         (h) There are no accounting method changes or proposed or threatened accounting method changes of any corporation in the VESTCOM Relevant Group that could give rise to an adjustment under Section 481 of the Code for periods after the Consummation Date.

         (i) No corporation in the VESTCOM Relevant Group has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

         (j) Each corporation in the VESTCOM Relevant Group has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

         (k) No corporation in the VESTCOM Relevant Group has any liability for Taxes of any person other than such corporation in the VESTCOM Relevant Group
(i) under Section 1.1502-6 of the Treasury regulations (or any similar provisions of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract or (iv) otherwise.

         (l) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of any corporation in the

VESTCOM Relevant Group (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv)
Section 269 of the Code, (v) Section 1.1502-15 and Section 1.1502-15A of the Treasury regulations, (vi) Section 1.1502-21 and Section 1.1502-21A of the Treasury regulations or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986, except as may be applicable as a result of entering into this Agreement or the consummation of the Merger.

         (m)  Neither VESTCOM nor NEWCO is an investment company as defined in
Section 351(e)(1) of the Code.

         (n) Neither VESTCOM nor NEWCO is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 351(e)(2) and Section 368(a)(3)(A) of the Code.

         6.15 PREMERGER NOTIFICATION MATTERS. VESTCOM together with all entities that it "controls" and that are "controlled" by it have less than $10 million in total assets as of the last regularly prepared balance sheet which consolidates it and all of such entities. Accordingly, to the best of its knowledge, no filing or approval is required under the HSR Act in order to consummate the transactions contemplated by this Agreement. For purposes of this Section 6.15 "control" shall have the meaning set forth in Section 5.23.

7.       COVENANTS PRIOR TO CLOSING.

         7.1 ACCESS AND COOPERATION; DUE DILIGENCE. (a) Between the date of this Agreement and the Consummation Date, the COMPANY will afford to the officers and authorized representatives of VESTCOM and the other Founding Companies access to all of the COMPANY'S key employees, sites, properties, books and records during regular business hours and will furnish VESTCOM with such additional financial and operating data and other information as to the business and properties of the COMPANY as VESTCOM or the other Founding Companies may from time to time reasonably request. The COMPANY will cooperate with VESTCOM and the other Founding Companies, and VESTCOM'S and the other Founding

Companies' representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. VESTCOM, NEWCO, the STOCKHOLDERS party hereto and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect to the other Founding Companies as confidential in accordance with the provisions of Section 14 hereof. In addition, VESTCOM will cause each of the Founding Companies other than the COMPANY to enter into a provision identical to this Section 7.1 requiring each such Founding Company to keep confidential any information obtained by such Founding Company.

         (b) Between the date of this Agreement and the Consummation Date, VESTCOM will afford to the officers and authorized representatives of the COMPANY access to all of VESTCOM'S and NEWCO'S sites, properties, books and records and will furnish the COMPANY with such additional financial and operating data and other information as to the business and properties of VESTCOM and NEWCO as the COMPANY may from time to time reasonably request. VESTCOM and NEWCO will cooperate with the COMPANY, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The COMPANY will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 14 hereof.

         (c) If the COMPANY fails to timely provide information reasonably necessary to the preparation or effectiveness of the Registration Statement, as required by Section 7.1(a), 7.8, 7.9 or otherwise, or if as a result of the due diligence conducted by VESTCOM pursuant to Section 7.1(a), VESTCOM discovers any material facts or circumstances which in VESTCOM'S reasonable discretion have or could reasonably be expected to have a materially adverse impact on the COMPANY or VESTCOM so as to make the consummation of the transactions on the terms contemplated hereby and/or under the Registration Statement impractical and if such failure is not cured within three (3) business days of demand by VESTCOM, then VESTCOM shall have the right to determine not to include the COMPANY in the transactions contemplated by this Agreement and the Other Agreements with the other Founding Companies.

         (d) If the audit of the COMPANY'S financial records costs more than 110% of the amount estimated by Arthur Andersen LLP in a letter dated January 13, 1997, the STOCKHOLDERS jointly and severally will be responsible for, and will reimburse VESTCOM for, the amount of any such costs in excess of 110% of the estimate.

         7.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Consummation Date, the COMPANY will, except as set forth on
Schedule 7.2:

              (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

              (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

              (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

              (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

              (v) use reasonable commercial efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with suppliers, customers and others having business relations with the COMPANY;

              (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities and maintain its Proprietary Rights; and

              (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments over $10,000, without the knowledge and consent of VESTCOM.

         7.3 PROHIBITED ACTIVITIES. Except as disclosed on Schedule 7.3, between the date of this Agreement and the Consummation Date, the COMPANY has not and, without the prior written consent of VESTCOM, will not:

              (i) make any change in its Certificate of Incorporation or By-laws;

              (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

              (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock, except as permitted by Sections 7.10 and 7.11;

              (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $10,000, including contracts to provide services to customers;

              (v) increase the compensation payable or to become payable to any officer, director, STOCKHOLDER, employee or agent, or make any bonus or management fee payment to any such person, except ordinary and customary bonuses or salary increases to employees consistent with past practice or create any new bonus plan or other benefit plan for the benefit of any officer, director, STOCKHOLDER, employee or agent;

              (vi) create, assume or permit to exist any Lien, upon any assets or properties whether now owned or hereafter acquired, except (1) liens set forth on Schedule 5.14 hereto, or (2) liens for taxes either not yet due or materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business;

              (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

              (viii) negotiate for the acquisition of any business or the start-up of any new business and will cause the STOCKHOLDERS not to acquire or negotiate for the acquisition of any new business or start up any new business;

              (ix) merge, amalgamate or consolidate or agree to merge, amalgamate or consolidate with or into any other corporation or business entity;

              (x) waive any material rights or claims of the COMPANY, provided that the COMPANY may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.10 unless specifically listed thereon;

              (xi) breach or amend or terminate any Material Contract, or material permit, license or other right of the COMPANY; or

              (xii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

         7.4 NO SHOP. The STOCKHOLDERS, the COMPANY, and any agent, officer, director or any representative of any of the foregoing agree, that during the period commencing on the date of this Agreement and ending with the earlier to occur of the Consummation Date or the termination of this Agreement in accordance with its terms, the STOCKHOLDERS, the COMPANY, and any agent, officer, director or any representative of any of the foregoing will negotiate exclusively with VESTCOM and NEWCO and will not during such period, directly or indirectly:

              (i) solicit or initiate the submission of proposals or offers from any person for,

              (ii)  participate in any discussions pertaining to or

              (iii) furnish any information to any person other than VESTCOM or the Founding Companies relating to,

the sale or other transfer of shares of capital stock of the COMPANY, any securities of the COMPANY convertible into capital stock of the COMPANY, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the COMPANY or any option or right to acquire any of the foregoing, or a merger, amalgamation, consolidation or business combination of the COMPANY.

         7.5 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the COMPANY shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide VESTCOM with proof that any required notice has been given.

         7.6 NOTIFICATION OF CERTAIN MATTERS. The STOCKHOLDERS and the COMPANY shall give prompt notice to VESTCOM of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the COMPANY or the STOCKHOLDERS contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any STOCKHOLDER or the COMPANY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person or entity hereunder. VESTCOM and NEWCO shall give prompt notice to the COMPANY of (i) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of VESTCOM or NEWCO contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of VESTCOM or NEWCO to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which notification may only be made pursuant to Section 7.7, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.7 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Consummation Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, provided that no amendment or supplement to a Schedule prepared by the COMPANY that constitutes or reflects an event or occurrence that would have a Material Adverse Effect, shall be effective unless VESTCOM affirmatively consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this section 7.7. In the event that the COMPANY amends or supplements a Schedule pursuant to this Section 7.7 and VESTCOM does not consent to the effectiveness of such amendment or supplement, this Agreement shall remain binding on the COMPANY and VESTCOM shall have available to it all rights and remedies at law or in equity, including, but not limited to (i) the right to terminate this Agreement and (ii) the right to seek damages for breach of this Agreement. Notwithstanding the foregoing, if the amendment or supplement to the Schedule is a result of an event which occurs after the date of execution of this Agreement which has a Material Adverse Effect and which is required to be disclosed on the Schedules hereto, such amendment or supplement will give VESTCOM the right to terminate this Agreement, but not the right to seek damages. If this Agreement is terminated pursuant to the terms of this Section without any breach or default, no party shall have the right to seek damages. VESTCOM shall not be liable to any other party to this Agreement if this Agreement shall be terminated by VESTCOM pursuant to this provisions of this
Section 7.7.

         7.8 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT. The COMPANY and the STOCKHOLDERS shall furnish or cause to be furnished to VESTCOM and the Underwriters all of the information concerning the COMPANY or the STOCKHOLDERS reasonably requested by VESTCOM and the Underwriters, and will cooperate with VESTCOM and the Underwriters in the preparation of the Registration Statement and the prospectus included therein including audited financial statements, prepared in accordance with generally accepted accounting principles. The COMPANY and the STOCKHOLDERS agree promptly to advise VESTCOM if at any time during the period in which a prospectus relating to the offering is required to be delivered under the 1933 Act, any information contained in the prospectus concerning the COMPANY or the STOCKHOLDERS becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy.

         7.9 EXAMINATION OF FINAL FINANCIAL STATEMENTS. The COMPANY shall provide prior to the Consummation Date, and VESTCOM shall have had sufficient time to review the unaudited balance sheet of the COMPANY as of March 31, 1997 or the most recent date available and any subsequent fiscal quarters ending prior to the Closing Date, and the unaudited statement of income, cash flows and retained earnings of the COMPANY for the fiscal quarter ended March 31, 1997, if available, or interim monthly statements and any subsequent fiscal quarters ending prior to the Closing Date, disclosing no material adverse change in the financial condition of the COMPANY or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements, which shall be deemed to be COMPANY Financial Statements (as described in Section 5.9) and in respect of which the COMPANY and the STOCKHOLDERS (except as provided in Schedule 7.9) shall be deemed to make the representations and warranties set forth in Section 5.9, shall be prepared in accordance with generally accepted accounting principals applied on a consistent basis throughout the periods indicated (except as noted therein).

         7.10 DISTRIBUTIONS. Notwithstanding any other provisions of this Agreement, the COMPANY will be permitted to declare and pay dividends subsequent to the Balance Sheet Date to the STOCKHOLDERS for the purpose of providing the STOCKHOLDERS with funds to pay their taxes on earnings attributable to such STOCKHOLDERS, in an aggregate amount up to 45% of (i) the 1996 net taxable income of the COMPANY taxable to the STOCKHOLDERS, reduced by all prior distributions for 1996, and (ii) the 1997 net taxable income of the COMPANY taxable to the STOCKHOLDERS to the Consummation Date, reduced by all prior distributions for 1997.

         7.11 ACCUMULATED ADJUSTMENTS ACCOUNT. The COMPANY will be permitted to distribute to the STOCKHOLDERS, subsequent to the Balance Sheet Date, any amounts which have accumulated in the COMPANY'S Accumulated Adjustments Account, provided, however, that (i) the maximum amount which can be so distributed is equal to the aggregate cash portion of the purchase price to be paid to the STOCKHOLDERS as indicated in Part A to Annex II, (ii) any amounts so distributed will reduce the aggregate cash portion of the purchase price to be received by the STOCKHOLDERS indicated on Part A to Annex II on a dollar for dollar basis, and (iii) the aggregate indemnification limits will not be altered by any reduction in the total purchase price caused by a distribution of any amounts from the Accumulated Adjustments Account.

         7.12 LEASE ARRANGEMENTS. To the extent any of the STOCKHOLDERS own any interest in any real property which is leased to the COMPANY, and such property is to be used in the COMPANY'S business after the Consummation Date, NEWCO and the applicable STOCKHOLDERS shall either enter into a lease for such premises on such fair market terms and conditions as may be agreed upon by NEWCO and the STOCKHOLDERS or amend the existing lease to reflect the fair market terms and conditions agreed upon by NEWCO and the STOCKHOLDERS (the "Lease Arrangement").

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE
         COMPANY.

The obligations of the STOCKHOLDERS and the COMPANY with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. The obligations of the STOCKHOLDERS and the COMPANY with respect to actions to be taken on the Consummation Date are subject to the closing of the IPO on or prior to the Consummation Date. As of the Closing Date or the Consummation Date, as the case may be, all conditions not satisfied shall be deemed to have been waived by the COMPANY and the STOCKHOLDERS unless such parties have notified VESTCOM in writing to the contrary, except that no such waiver shall be deemed to affect the survival of the representations and warranties of VESTCOM and NEWCO contained in
Section 6 hereof.

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of VESTCOM and NEWCO contained in Section 6 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time (except with respect to any such representations and warranties which relate specifically to an earlier date, which shall be true and correct in all material respects as of such earlier date), and a certificate to the foregoing effect dated the Closing Date signed by the President or any Vice President of VESTCOM shall have been delivered to the STOCKHOLDERS; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by VESTCOM and NEWCO on or before the Closing Date shall have been duly complied with and performed in all material respects.

         8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the COMPANY and its counsel. The STOCKHOLDERS and the COMPANY shall be satisfied that the Registration Statement and the prospectus forming a part thereof, including any amendments thereof or supplement thereto, shall not contain any untrue statement of a material fact, or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the condition contained in this sentence shall be deemed satisfied if (i) VESTCOM shall have made available to the COMPANY copies of the draft of the Registration Statement produced prior (x) to the initial filing with the Securities and Exchange Commission (the "SEC") and (y) the effectiveness thereof and (ii) the COMPANY or STOCKHOLDERS shall have failed to inform VESTCOM in writing prior to the filing or the effectiveness thereof, as the case may be, of the existence of an untrue statement of a material fact or the omission of such a statement of a material fact, provided however, that for the period commencing 72 hours prior to any such filing or effectiveness, VESTCOM can make such draft or changed pages available by facsimile.

         8.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger of the COMPANY with and into NEWCO or the offering and sale by VESTCOM of VESTCOM Stock pursuant to the Registration Statement.

         8.4 OPINION OF COUNSEL. The COMPANY shall have received an opinion from counsel for VESTCOM, dated the Consummation Date, in the form annexed hereto as Annex IV.

         8.5 REGISTRATION STATEMENT. VESTCOM shall have filed with the SEC a registration statement on Form S-1 covering the offer and sale of shares of VESTCOM Stock having a value (the "Offered Value") of at least $25 million, net of all underwriting discounts and commissions (the "Registration Statement"). The Registration Statement shall have been declared effective by the SEC and the Underwriters named therein shall have agreed to acquire on a firm commitment basis, subject to the conditions set forth in the underwriting agreement, the shares of VESTCOM Stock included in the Registration Statement. The closing of the sale of the VESTCOM Stock to the Underwriters in the IPO shall occur simultaneously with the Consummation Date hereunder.

         8.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by the Other Agreements and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which COMPANY deems it inadvisable to proceed with the transaction hereunder.

         8.7 GOOD STANDING CERTIFICATES. VESTCOM and NEWCO each shall have delivered to the COMPANY a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in VESTCOM'S and NEWCO'S respective states of incorporation showing that each of VESTCOM and NEWCO is in good standing and authorized to do business.

         8.8 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred which would constitute a VESTCOM Material Adverse Effect; and the COMPANY shall have received a certificate signed by VESTCOM to such effect.

         8.9  ENTERING INTO LEASE ARRANGEMENT. If required pursuant to Section
7.12 hereof, the applicable STOCKHOLDERS and NEWCO shall have entered into the Lease Arrangement, with NEWCO'S obligations under the Lease Arrangement guaranteed by VESTCOM.

         8.10 EMPLOYMENT AGREEMENTS. Al Gismondi and Norman Towle shall have been afforded the opportunity to enter the employment agreement and consulting agreement, respectively, substantially on the terms and in the forms of Annex VI.

         8.11 SECRETARY'S CERTIFICATE. The COMPANY shall have received a certificate or certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of VESTCOM and NEWCO, certifying the accuracy of VESTCOM'S and NEWCO'S respective Certificates of Incorporation, By-laws and resolutions of the Boards of Directors and, if required, the STOCKHOLDERS of VESTCOM and NEWCO approving VESTCOM'S and NEWCO'S entering into this Agreement and the consummation of the transactions contemplated hereunder.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF VESTCOM AND NEWCO.

         The obligations of VESTCOM and NEWCO with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. The obligations of VESTCOM and NEWCO with respect to actions to be taken on the Consummation Date are subject to the satisfaction or waiver on or prior to the Consummation Date of the conditions set forth in Sections 9.1, 9.4 and 9.17. As of the Closing Date or the Consummation Date, as the case may be, all conditions not satisfied shall be deemed to have been waived by VESTCOM and NEWCO unless such parties have notified the COMPANY in writing to the contrary, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the COMPANY and the STOCKHOLDERS in Section 5 hereof.

         9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the STOCKHOLDERS and the COMPANY contained in this Agreement shall be true and correct in all material respects as of the Closing Date and the Consummation Date with the same effect as though such representations and warranties had been made on and as of such date (except with respect to any such representations and warranties which relate specifically to an earlier date, which shall be true and correct in all material respects as of such earlier date), and the STOCKHOLDERS shall have delivered to VESTCOM a certificate dated the Closing Date and the Consummation Date signed by them to such effect; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the STOCKHOLDERS and the COMPANY on or before the Closing Date or the Consummation Date, as the case may be, shall have been duly performed or complied with in all material respects.

         9.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger of the COMPANY with and into NEWCO or the offering and sale by VESTCOM of VESTCOM Stock pursuant to the Registration Statement and no governmental agency or body shall have taken any other action or made any request of VESTCOM as a result of which the management of VESTCOM deems it inadvisable to proceed with the transactions hereunder.

         9.3 EXAMINATION OF FINAL FINANCIAL STATEMENTS. Prior to the Consummation Date, VESTCOM shall have had sufficient time to review the unaudited balance sheets of the COMPANY for the fiscal quarters following December 31, 1996, and the unaudited statement of income, cash flows and retained earnings of the COMPANY for the fiscal quarters following December 31, 1996, disclosing no material adverse change in the financial condition of the COMPANY or the results of its operations from the financial statements as of the Balance Sheet Date.

         9.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred which would constitute a Material Adverse Effect; and VESTCOM shall have received a certificate signed by the STOCKHOLDERS dated the Closing Date and the Consummation Date to such effect.

         9.5 STOCKHOLDERS' RELEASE. The STOCKHOLDERS shall have delivered to VESTCOM immediately prior to the Closing Date an instrument dated the Closing Date releasing the COMPANY from any and all claims of the STOCKHOLDERS against the COMPANY and any and all obligations of the COMPANY to the STOCKHOLDERS, except for items specifically identified on Schedules 5.10 and 5.14 as being claims of or obligations to the STOCKHOLDERS that survive the Consummation Date and as to which VESTCOM has consented to such survival in writing and obligations to STOCKHOLDERS relating to their employment by the Surviving Corporation after the Consummation Date.

         9.6 SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be satisfactory to VESTCOM and its counsel.

         9.7 TERMINATION OF RELATED PARTY AGREEMENTS. All existing agreements between the COMPANY and the STOCKHOLDERS or business or personal affiliates of the COMPANY or the STOCKHOLDERS, other than those set forth on Schedule 9.7, shall have been canceled, and any stockholder agreements, voting agreements, voting trusts, options, or warrants relating to the COMPANY or COMPANY Stock, and any employment agreements between the COMPANY and any employee listed on
Schedule 9.7, shall have been terminated. In addition, the COMPANY shall be released as a guarantor on all real estate loans and other lending arrangements or obligations which were guaranteed for the benefit of any of the STOCKHOLDERS or any third party.

         9.8 OPINION OF COUNSEL. VESTCOM shall have received an opinion from the law offices of John J. Sheehan, counsel to the COMPANY and the STOCKHOLDERS, dated the Closing Date and effective through the Consummation Date, in the form annexed hereto as Annex V, and the Underwriters shall have received a copy of the same opinion addressed to them.

         9.9 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of VESTCOM as a result of which VESTCOM deems it inadvisable to proceed with the transactions hereunder.

         9.10 GOOD STANDING CERTIFICATES. The COMPANY shall have delivered to VESTCOM a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the COMPANY'S state of incorporation and, unless waived by VESTCOM, in each state in which the COMPANY is authorized to do business, showing the COMPANY is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by the COMPANY for all periods prior to the Closing have been filed and paid.

         9.11 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and the Underwriters named therein shall have agreed to acquire on a firm commitment basis, subject to the conditions set forth in the underwriting agreement, the shares of VESTCOM Stock included in the Registration Statement.

         9.12 EMPLOYMENT AGREEMENTS. Al Gismondi and Norman Towle shall have entered into an employment agreement and a consulting agreement (collectively, the "Employment Agreements") with NEWCO substantially on the terms and in the forms of Annex VI.

         9.13 REPAYMENT OF INDEBTEDNESS. Prior to the Closing Date, the STOCKHOLDERS shall have repaid the COMPANY in full all amounts owing by the STOCKHOLDERS to the COMPANY.

         9.14 FIRPTA CERTIFICATE. Each STOCKHOLDER shall have delivered to VESTCOM a certificate to the effect that he is not a foreign person pursuant to
Section 1.1445-2(b) of the Treasury regulations.

         9.15 INSURANCE. VESTCOM shall be named as an additional named insured on all of the COMPANY'S insurance policies.

         9.16 SALE OF REAL PROPERTY. To the extent the COMPANY owns any real property (as indicated on Schedule 5.14 and/or 5.16), the COMPANY shall have disposed of all such real property without recourse to the COMPANY or VESTCOM for any claims, including environmental claims.

         9.17 SECRETARY'S CERTIFICATE. VESTCOM shall have received a certificate dated the Closing Date and the Consummation Date, as applicable, and signed by the Secretary or an Assistant Secretary of the COMPANY, certifying the accuracy of the COMPANY'S Certificate of Incorporation, By-laws and resolutions of the Board of Directors and, if required, the STOCKHOLDERS of the COMPANY approving the COMPANY'S entering into this Agreement and the consummation of the transactions contemplated hereunder.

         9.18 ENTERING INTO LEASE ARRANGEMENT. If required pursuant to Section
7.12 hereof, the applicable STOCKHOLDERS and NEWCO shall have entered into the Lease Arrangement.

10.      COVENANTS OF VESTCOM, THE COMPANY AND THE STOCKHOLDERS AFTER CLOSING.

         10.1 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. After the Consummation Date, VESTCOM shall not and shall not permit any of its subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization, including:

              (i) the retirement or reacquisition, directly or indirectly, of all or part of the VESTCOM Stock issued in connection with the transactions contemplated hereby; and

              (ii) the entering into of financial arrangements for the benefit of the STOCKHOLDERS in their capacity as such.

         10.2 DISCLOSURE. If, subsequent to the Pricing Date and prior to the 25th day after the date of the final prospectus of VESTCOM utilized in connection with the IPO, the COMPANY or the STOCKHOLDERS become aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a representation or warranty of COMPANY or

STOCKHOLDERS in this Agreement or would affect any document delivered pursuant hereto in any material respect, the COMPANY and the STOCKHOLDERS shall promptly give notice of such fact or circumstance to VESTCOM.

         10.3 PREPARATION AND FILING OF TAX RETURNS; RECORD RETENTION. (a) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

         (b) Each of the COMPANY, NEWCO, VESTCOM and each STOCKHOLDER shall comply with the tax reporting requirements of Section 1.351-3 of the Treasury Regulations promulgated under the Code, and to treat the transaction as a tax-free reorganization under Section 351(a) of the Code.

         (c) Each STOCKHOLDER shall file or cause to be filed Returns of the COMPANY and any other Acquired Party for the tax periods prior to and ending on the Consummation Date, shall jointly and severally be responsible for paying any and all income taxes due and payable with respect to such periods and shall forward a copy of such Returns to VESTCOM; and VESTCOM shall file or cause to be filed all separate Returns of, and those that include, any Acquired Party for all taxable periods ending after the Consummation Date, and shall pay any and all Taxes with respect to such Returns.

         (d) With respect to any Tax Return of any Acquired Party for a taxable period that begins before and ends after the Consummation Date (a "Straddle Period Return"), VESTCOM shall deliver a copy of such Tax Return to each STOCKHOLDER at least 30 calendar days prior to the due date therefor (giving effect to any extension thereof), accompanied by an allocation between the pre-Consummation Date period and the post-Consummation Date period of the Taxes shown to be due on such Tax Return. Such Tax Return and allocation shall be final and binding on each STOCKHOLDER, unless, within ten calendar days after the date of receipt by each STOCKHOLDER of such Tax Return and allocation, each STOCKHOLDER delivers to VESTCOM a written request for changes to such Tax Return or allocation.

         (e) In the case of each Straddle Period Return, not later than (i) five business days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return or (ii) in the event of a dispute, five business days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm, each STOCKHOLDER shall cause to be paid to VESTCOM the portion of the income taxes for which the STOCKHOLDERS are personally responsible for set forth on such Tax Return that are allocable to the pre-Consummation Date period, after giving effect to any agreement of the parties or any determination by the independent accounting firm, net of any payments made prior to the Consummation Date in respect of such taxes, whether as estimated taxes or otherwise, and net of any applicable provision for current Taxes not yet due and payable of the Acquired Party that is contained in the COMPANY Financial Statements.

         (f) VESTCOM, NEWCO and the STOCKHOLDERS shall (i) cause the Surviving Corporation to retain all Tax returns, schedules, work papers and all material records or other documents relating to Tax matters of the COMPANY for the first taxable year or other taxable period ending after the Consummation Date and for all prior taxable years or other taxable periods until the later of (a) seven
(7) years after the later of filing or the due date of the Tax Return with respect to a taxable year or (b) the expiration of all applicable statutes of limitation, and (ii) provide the other party with any record or information (including, to the extent a party has such power, making employees available to such other party for reasonable periods of time) which may be relevant to any Tax matters. Neither VESTCOM nor NEWCO shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of the COMPANY to the extent that they pertain to the operations of the COMPANY on or prior to the Consummation Date, without first having offered in writing to deliver such books, records and files to each of the STOCKHOLDERS. VESTCOM and NEWCO shall be entitled to dispose of the books, records and files described in such notice if none of the STOCKHOLDERS requests copies of such books, records and files within 60 days after receipt of the notice described in the preceding sentence.

         10.4 PRESERVATION OF EMPLOYEE BENEFIT PLANS. Following the Consummation Date, VESTCOM shall not terminate any health insurance, life insurance or 401(k) plan in effect at the COMPANY until such time as VESTCOM is able to replace such plan with a plan that is applicable to VESTCOM and all of its then existing subsidiaries which will in combination with all COMPANY employee benefit plans in the aggregate provide substantially equivalent value to the COMPANY'S employees as that provided in the aggregate to such employees prior to the VESTCOM Plan of Organization, provided however, that VESTCOM shall have no obligation to provide any particular replacement plan or any plan that has the same or similar terms and provisions as the existing plans.

         10.5 RELEASE FROM GUARANTEES. VESTCOM shall have the STOCKHOLDERS released within 120 days after the Consummation Date from any and all guarantees on any COMPANY debt that they personally guaranteed for the benefit of the COMPANY (including the COMPANY'S Subsidiaries) as listed on Schedule 5.10. VESTCOM shall use its best efforts to cause the relevant lender to release the STOCKHOLDER'S personal guarantees of the debt and accept in substitution thereof the guaranty of VESTCOM or, if the lender is unwilling to accept the substitution, pay off the guaranteed debt, or any combination of the foregoing. VESTCOM agrees, after the Consummation Date, to indemnify the STOCKHOLDERS against any and all claims made by lenders under such guarantees or those made by third parties pursuant to a personal guarantee listed on Schedule 5.10 hereto, which arise as a result of VESTCOM'S failure to cause such guarantees to be released.

         10.6 DISTRIBUTION ADJUSTMENT. In connection with the distributions permitted under Section 7.10 hereof, the parties acknowledge that any determination of 1997 net taxable income of the COMPANY up to the Consummation Date will be an estimate. Therefore, VESTCOM, acting through the Surviving Corporation, and the STOCKHOLDERS agree to make the following adjustments to the distributions, if any, to the STOCKHOLDERS pursuant to Section 7.10. All adjustments will be based upon the 1997 final tax return of the COMPANY for the period up to the Consummation Date (the "COMPANY'S 1997 Return"). If the amounts previously distributed to the STOCKHOLDERS or distributed pursuant to Section
7.10 for 1997 were less than 45% of the 1997 net taxable income of the COMPANY up to the Consummation Date (as shown on the COMPANY'S 1997 Return), VESTCOM, acting through the Surviving Corporation, shall distribute to the STOCKHOLDERS, either as a dividend or otherwise, the deficiency, on a pro rata basis, according to such STOCKHOLDER'S proportionate interest in the COMPANY pre-Consummation Date. If however, the amounts previously distributed to the STOCKHOLDERS or distributed pursuant to Section 7.10 for 1997 were greater than 45% of 1997 net taxable income of the COMPANY up to the Consummation Date (as shown on the COMPANY'S 1997 Return), the STOCKHOLDERS shall reimburse VESTCOM, through the Surviving Corporation, such excess, on a pro rata basis, according to such STOCKHOLDER'S proportionate interest in the COMPANY pre-Consummation Date.

11.      INDEMNIFICATION.

         The STOCKHOLDERS, VESTCOM and NEWCO each make the following covenants that are applicable to them, respectively:

         11.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The STOCKHOLDERS covenant and agree that they, jointly and severally (except with respect to Sections 5.36 and 5.37 which shall be several) will indemnify, defend, protect and hold harmless VESTCOM, NEWCO, the Surviving Corporation and, solely with respect to clause (v) of this Section 11.1, the

Underwriters, at all times from and after the Effective Time of the Merger until the Expiration Date as defined in Section 5 above, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by VESTCOM, NEWCO, the Surviving Corporation or the Underwriters as a result of or arising from (i) any breach of the representations and warranties of the STOCKHOLDERS or the COMPANY set forth herein or on the Schedules or certificates delivered in connection herewith, (ii) any non fulfillment of any covenant or agreement on the part of the STOCKHOLDERS or the COMPANY under this Agreement, (iii) any Tax imposed upon or relating to an Acquired Party for any pre-Consummation Date period arising out of or in connection with the transactions effected pursuant to this Agreement, except to the extent that such Tax is an obligation of the COMPANY (not the STOCKHOLDERS) and the COMPANY has accrued a liability for such Tax on its books and records in the ordinary course, (iv) any Tax imposed upon or relating to any Acquired Party for a pre-Consummation Date period, including, in each case, any such Tax for which an Acquired Party may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign laws) as a transferee or successor, by contract or otherwise, except to the extent that such Tax is an obligation of the COMPANY (not the STOCKHOLDERS) and the COMPANY has accrued a liability for such Tax on its books and records in the ordinary course, or (v) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation at common law or otherwise arising out of or based upon any untrue statement of a material fact relating to the COMPANY or the STOCKHOLDERS, and provided to VESTCOM or its counsel or the Underwriters or their counsel by the COMPANY or the STOCKHOLDERS, contained in any preliminary prospectus relating to the IPO, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission to state therein a material fact relating to the COMPANY or the STOCKHOLDERS required to be stated therein or necessary to make the statements therein not misleading and not provided to VESTCOM or its counsel or the Underwriters or their counsel by the COMPANY or the STOCKHOLDERS, provided, however, that such indemnity shall not inure to the benefit of VESTCOM, NEWCO, the Surviving Corporation or the Underwriters to the extent that such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and the STOCKHOLDERS provided, in writing, corrected information to VESTCOM'S counsel and to VESTCOM or to the Underwriters and their counsel for inclusion in the final prospectus, and such information was not so included. All parties hereto expressly agree that with respect to clause (v) of this Section 11.1, the Underwriters shall be deemed a third party beneficiary. The STOCKHOLDERS agree to execute any documents reasonably requested by the Underwriters to confirm the indemnification obligations to the Underwriters.

         11.2 INDEMNIFICATION BY VESTCOM.

         VESTCOM covenants and agrees that it will indemnify, defend, protect and hold harmless the STOCKHOLDERS at all times from and after the Effective Time of the Merger until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the STOCKHOLDERS as a result of or arising from (i) any breach by VESTCOM or NEWCO of their representations and warranties set forth herein or on the Schedules or certificates attached hereto, (ii) any non-fulfillment of any agreement on the part of VESTCOM or NEWCO under this Agreement, (iii) any liabilities which the STOCKHOLDERS may incur due to VESTCOM'S or NEWCO'S failure to be responsible for the liabilities and obligations of the COMPANY as provided in Section 1 hereof (except to the extent that VESTCOM or NEWCO has claims against the STOCKHOLDERS by reason of such liabilities), or (iv) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to VESTCOM or NEWCO contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to VESTCOM or NEWCO required to be stated therein or necessary to make the statements therein not misleading.

         11.3 THIRD PERSON CLAIMS. Promptly after any party hereto or the Underwriters (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 11.1, 11.2 or 11.5 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof (the "Claim Amount"). The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if such counsel shall have a conflict of interest that prevents such counsel from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the

Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expense and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 11, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

         11.4 LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding any other terms of this Agreement except for Section 11.5, neither the STOCKHOLDERS on the one hand nor VESTCOM and NEWCO on the other, shall have any liability under this
Section 11 to make any
payments in excess of the aggregate purchase price set forth in Part A of Annex
II. In addition, no individual STOCKHOLDER'S liability to the Underwriters pursuant to Section 11.1(v) shall exceed the portion of the aggregate purchase price paid to him or her in cash, as set forth in Part A of Annex II, and no individual STOCKHOLDER'S aggregate liability under Section 11.1 shall exceed the portion of the aggregate purchase price paid to him or her, as set forth in Part A of Annex II. Any payments pursuant to this Article 11 by the STOCKHOLDERS may, at their option be made in cash, in VESTCOM Stock valued at the fair market value on the date prior to the date of delivery by the STOCKHOLDER or in a combination thereof. For purposes of this Section 11.4, fair market value means the closing price of the VESTCOM Stock on the date specified, or if such date is not a day of trading of the securities exchange on which the VESTCOM Stock is then traded, then the last trading day preceding such date.

         (b) VESTCOM, NEWCO, the Surviving Corporation, the Underwriters and the other persons or entities entitled to be indemnified pursuant to Section
11.1 shall not assert any claim for indemnification hereunder against the STOCKHOLDERS until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against the STOCKHOLDERS exceeds $50,000 (the "Indemnification Threshold"), provided however, that VESTCOM, NEWCO and the Surviving Corporation and the other persons or entities entitled to indemnification pursuant to Section 11.1 may assert and shall be entitled to indemnification for any breach of the representations or warranties contained in Sections 5.36 and 5.37 or the Schedules or certificates delivered in connection therewith and any claim under Section 11.1(iii) and (iv) at any time regardless of whether the aggregate of all claims which such persons may have against the STOCKHOLDERS exceeds the Indemnification Threshold, it also being understood that the amounts of any such claim for any breach of Sections 5.36 and 5.37 or under Section 11(iii) or (iv) shall not be counted towards the Indemnification Threshold. The STOCKHOLDERS shall not assert any claim for indemnification hereunder against VESTCOM or NEWCO until such time as, and solely to the extent that, the aggregate of all claims which the STOCKHOLDERS have against VESTCOM or NEWCO shall exceed the Indemnification

Threshold, provided however, that the STOCKHOLDERS may assert and shall be entitled to indemnification for (i) amounts relating to the aggregate purchase price to be paid to the STOCKHOLDERS indicated on Part A of Annex II and (ii) amounts related to the release of or indemnification for personal guarantees pursuant to Section 10.5 hereof regardless of whether the aggregate amount of all claims exceeds the Indemnification Threshold, it also being understood that such amounts shall not be counted towards the Indemnification Threshold. No claim shall be asserted pursuant to Sections 11.1 or 11.2 for punitive damages.

         11.5 RETAINED LIABILITIES. Notwithstanding the disclosure on the STOCKHOLDERS' and the COMPANY'S schedules annexed hereto, the STOCKHOLDERS shall indemnify, defend and hold harmless VESTCOM and NEWCO for any and all liabilities or costs in excess of $50,000 in the aggregate, arising out of the matters listed on Schedule 11.5, up to the limitations indicated in Section 11.4, provided however, that VESTCOM, NEWCO and the Surviving Corporation may assert and shall be entitled to indemnification for any claim relating to contingent Tax liabilities detailed on Schedule 11.5 without regard to the Indemnification Threshold, and that the amounts of any such claim shall not be counted towards the Indemnification Threshold. If the matters indicated on
Schedule 11.5 involve a Third Person claim, VESTCOM and NEWCO shall follow the procedures set forth in Section 11.3 to the extent possible in asserting an indemnification claim under this Section 11.5.

12.      TERMINATION OF AGREEMENT

         12.1 TERMINATION. This Agreement may be terminated solely:

              (i) at any time prior to the Consummation Date by mutual consent of the boards of directors of VESTCOM and the COMPANY;

              (ii) at any time prior to the Consummation Date by the STOCKHOLDERS or the COMPANY (acting through its board of directors), on the one hand, or by VESTCOM (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the date seven (7) months after the date this Agreement becomes effective and binding, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Consummation Date;

              (iii) at any time prior to the Consummation Date by VESTCOM (acting through its board of directors), if a material breach or default shall be made by the STOCKHOLDERS or the COMPANY in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein pertaining to them, and the curing of such default shall not have been made on or before the Consummation Date and shall not reasonably be expected to occur;

              (iv) at any time prior to the Closing Date by the STOCKHOLDERS or the COMPANY (acting through its board of directors) if a material breach or default shall be made by VESTCOM in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained hereto pertaining to VESTCOM or NEWCO, and the curing of such default shall not have been made on or before the Closing Date and shall not reasonably be expected to occur;

              (v) at any time prior to the Consummation Date by VESTCOM pursuant to Section 7.1(c) or 7.7 hereof;

              (vi) at any time prior to the Closing Date by the STOCKHOLDERS or the COMPANY if the conditions set forth in Section 8 are not satisfied or waived by the STOCKHOLDERS and the COMPANY;

              (vii) at any time prior to the Consummation Date by VESTCOM if the conditions set forth in Section 9 are not satisfied or waived by VESTCOM; or

              (viii) at any time prior to the Consummation Date by the STOCKHOLDERS or the COMPANY, on the one hand, or by VESTCOM and NEWCO, on the other hand, if the underwriting agreement in respect of the IPO is terminated as set forth in Section 3.

         12.2 TERMINATION UPON PURCHASE PRICE REDUCTION. The STOCKHOLDERS and the COMPANY understand that the initial market value of the shares of VESTCOM Stock they are to receive as part of the purchase price set forth on Annex II hereof is dependent upon market conditions at the time the Registration Statement becomes effective and negotiations with the underwriters of VESTCOM, and that the STOCKHOLDERS and the COMPANY will remain bound by this Agreement notwithstanding any reduction in the initial public offering price of the VESTCOM Stock from the assumed price contemplated on Annex II Part A, except that the STOCKHOLDERS or the COMPANY may terminate this Agreement in the event that VESTCOM notifies Alfred Gismondi and Norman Towle, by telecopy at the COMPANY'S offices that the initial public offering price of the shares of VESTCOM Stock to be received by the STOCKHOLDERS at the Consummation Date is less than twenty-five percent (25%) below the mid-point of the range of the initial per share public offering price set forth in the initial filing of the Registration Statement (the "Benchmark Price"), and if Mr. Gismondi or Mr. Towle gives prompt written notice of termination to VESTCOM which notice must be received at least two hours prior to the time VESTCOM and the Underwriters request acceleration of the effectiveness of the Registration Statement with the SEC. VESTCOM may also terminate this Agreement in the event the initial public offering price of its shares is less than the Benchmark Price.

         12.3 LIABILITIES IN EVENT OF TERMINATION. In the event of termination of this Agreement as provided in this Section 12.1 or 12.2 all further obligations of the parties hereto under this Agreement (other than pursuant to Section 7.1(d), 14 and 17.6, which shall continue in full force) shall terminate without further liability or obligation on the part of any party hereto; provided however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions are abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder, or
(ii) any knowing misrepresentation made by such party of any matter set forth herein.

         13. NONCOMPETITION.

         13.1 PROHIBITED ACTIVITIES. Except as set forth on Schedule 13.1, the STOCKHOLDERS will not, for a period of five (5) years following the Consummation Date or, if the STOCKHOLDER becomes an employee or director of VESTCOM or one of its subsidiaries, for a period of one (1) year following the termination of such relationship as an employee or director of VESTCOM or its subsidiaries (whichever period is longer), for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

              (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with VESTCOM or any of the subsidiaries thereof, within 100 miles of where the Surviving Corporation or VESTCOM or any of its subsidiaries conducts business (the "Territory");

              (ii) call upon any person who is, at that time, within the Territory, an employee of VESTCOM (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of VESTCOM (including the subsidiaries thereof), provided that any STOCKHOLDER shall be permitted to call upon and hire any member of his or her immediate family;

              (iii) call upon any person or entity which is, at that time, or which has been, within 18 months prior to that time, a customer of VESTCOM (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with VESTCOM within the Territory;

              (iv) call upon any prospective acquisition candidate, on any STOCKHOLDER'S own behalf or on behalf of any competitor in the business of creating, distributing or archiving computer-generated documents, or performing any other services for customers described in VESTCOM'S Registration Statement, which candidate was either called upon by VESTCOM (including the subsidiaries thereof) or for which VESTCOM (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that no STOCKHOLDER shall be charged with a violation of this section unless and until such STOCKHOLDER shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

              (v) disclose customers, whether in existence or proposed, of the COMPANY (or the COMPANY'S Subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to VESTCOM or any of VESTCOM'S Subsidiaries (all of the foregoing collectively referred to as the "Prohibited Activities").

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any STOCKHOLDER from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is publicly traded.

         In determining whether any of the Prohibited Activities have occurred, such determination shall be made with respect to the business and locations of VESTCOM and NEWCO, including the subsidiaries of either thereof, subsequent to the Merger and the effectiveness of the Registration Statement.

         13.2 DAMAGES. Because of the difficulty of measuring economic losses to VESTCOM as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to VESTCOM for which it would have no other adequate remedy, each STOCKHOLDER agrees that the foregoing covenant may be enforced by VESTCOM in the event of breach by such STOCKHOLDER, by injunctions and restraining orders.

         13.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 13 impose a reasonable restraint on the STOCKHOLDERS in light of the activities and business of VESTCOM (including the subsidiaries thereof) and the activities of the other Founding Companies on the date of the execution of this Agreement and the current plans of VESTCOM; but it is also the intent of VESTCOM and the STOCKHOLDERS that such covenants be construed and enforced in accordance with the changing activities and business of VESTCOM (including the subsidiaries thereof) throughout the term of this covenant, but provided, that for each STOCKHOLDER who enters into employment with VESTCOM or one of its subsidiaries, such covenants shall be construed and enforced in accordance with the changing activities and business of VESTCOM (including the subsidiaries thereof) up to the date of that STOCKHOLDER'S separation from service, throughout the term of this covenant for that STOCKHOLDER.

         It is further agreed by the parties hereto that, in the event that any STOCKHOLDER who has entered into an employment agreement with VESTCOM and/or any subsidiary thereof as set forth in Section 9.12 hereof shall thereafter cease to be employed thereunder, and such STOCKHOLDER shall enter into a business or pursue other activities not in competition with VESTCOM and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section 13, and in any event such new business, activities or location are not in violation of this
Section 13 or of such STOCKHOLDER'S obligations under this Section 13, if any, such STOCKHOLDER shall not be chargeable with a violation of this Section 13 if VESTCOM and/or any subsidiary thereof shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

         13.4 SEVERABILITY; REFORMATION. The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         13.5 INDEPENDENT COVENANT. All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any STOCKHOLDER against VESTCOM (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by VESTCOM of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 13, during which the agreements and covenants of each STOCKHOLDER made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which such STOCKHOLDER is in violation of any provision of this Section 13. The covenants contained in this Section 13 shall not be affected by any breach of any other provision hereof by any party hereto (other than failure by VESTCOM to pay the consideration indicated on Annex II, Part A) and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         13.6 MATERIALITY. The COMPANY and the STOCKHOLDERS hereby agree that this covenant is a material and substantial part of this transaction.

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         14.1 STOCKHOLDERS. The STOCKHOLDERS recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the COMPANY, the Founding Companies and/or VESTCOM, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY'S, the Founding Companies' and/or VESTCOM'S respective businesses. The STOCKHOLDERS agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of VESTCOM, (b) following the Consummation Date, such information may be disclosed by the STOCKHOLDERS as is required in the course of performing their duties for VESTCOM, and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1; provided, further, that confidential information shall not include (i) such information which becomes known to the public generally through no fault of the STOCKHOLDERS, (ii) information required to be disclosed by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the STOCKHOLDERS shall, if possible, give prior written notice thereof to VESTCOM and provide VESTCOM with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the STOCKHOLDERS provide the same prior disclosure set forth in clause (ii) above. In the event of a breach or threatened breach by any of the STOCKHOLDERS of the provisions of this section, VESTCOM shall be entitled to an injunction restraining such STOCKHOLDERS from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting VESTCOM from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         14.2 VESTCOM AND NEWCO. VESTCOM and NEWCO recognize and acknowledge that they had in the past and currently have access to certain confidential information of the COMPANY, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY'S business. VESTCOM and NEWCO agree that, prior to the Consummation Date and for a period of two years after the date hereof if there is no Consummation Date, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the COMPANY, (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.2 and (c) to the Founding Companies other than the Company, the Underwriters and their representatives pursuant to Section 7.1(a), unless (i) such information becomes known to the public generally through no fault of VESTCOM or NEWCO, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), VESTCOM and NEWCO shall, if possible, give prior written notice thereof to the COMPANY and the STOCKHOLDERS and provide the COMPANY and the STOCKHOLDERS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and VESTCOM or NEWCO provide the same prior disclosure set forth in clause (ii) above. In the event of a breach or threatened breach by VESTCOM or NEWCO of the provisions of this section, the COMPANY and the STOCKHOLDERS shall be entitled to an injunction restraining VESTCOM and NEWCO from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the COMPANY and the STOCKHOLDERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         14.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 14.1 and 14.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

         14.4 SURVIVAL. The obligations of the parties under this Article 14 shall survive the termination of this Agreement.

15.  TRANSFER RESTRICTIONS.

         15.1 TRANSFER RESTRICTIONS. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 15.1 (or trusts for the benefit of the STOCKHOLDERS or family members, the trustees of which so agree), for a period of two years from the Consummation Date, none of the STOCKHOLDERS shall (i) sell, assign, exchange, transfer, encumber, pledge, hypothecate, distribute, appoint, or otherwise dispose of in any manner, or enter into one or more transactions whereby the STOCKHOLDERS give up substantially all of the benefits and burdens of ownership of (a) any shares of VESTCOM Stock received by the STOCKHOLDERS in the Merger, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of VESTCOM Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of VESTCOM Stock or any interest therein, the intent or effect of which is to reduce the risk of continuing ownership of the shares of

VESTCOM Stock acquired pursuant to Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions), unless they obtain the prior written consent of VESTCOM and such transaction is in compliance with Section 16.2 hereof and the agreements entered into pursuant to Section 16.4 hereof. The certificates evidencing the VESTCOM Stock delivered to the STOCKHOLDERS pursuant to Section 4 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as VESTCOM may deem necessary or appropriate:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         15.2 TAX-FREE REORGANIZATION. VESTCOM, the COMPANY and the STOCKHOLDERS are entering into this Agreement with the intention that it qualify as a tax-free transfer of property for federal income tax purposes under Section 351 of the Code (except to the extent of any boot received).

16.  FEDERAL SECURITIES ACT REPRESENTATIONS.

         16.1 NO REGISTRATION. The STOCKHOLDERS acknowledge that the shares of VESTCOM Stock to be delivered to the STOCKHOLDERS pursuant to this Agreement have not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The VESTCOM Stock to be acquired by such

STOCKHOLDERS pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

         16.2 COMPLIANCE WITH LAW. The STOCKHOLDERS covenant, warrant and represent that none of the shares of VESTCOM Stock issued to such STOCKHOLDERS will be offered, sold, assigned, exchanged, pledged, hypothecated, transferred, distributed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the VESTCOM Stock shall bear the following legend in addition to the legend required under Section 15 of this Agreement:

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAW.

         16.3 ECONOMIC RISKS; SOPHISTICATION. The STOCKHOLDERS party hereto are able to bear the economic risk of an investment in the VESTCOM Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the VESTCOM Stock. The STOCKHOLDERS party hereto or their respective purchaser representative have had an adequate opportunity to ask questions and receive answers from the officers of VESTCOM concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of VESTCOM, the plans for the operation of the business of VESTCOM, the business, operations and financial condition of the Founding Companies other than the COMPANY, and any plans for additional acquisitions and the like. The STOCKHOLDERS or their respective purchaser representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

         16.4 MARKET STANDOFF. If requested by the Underwriters, the STOCKHOLDERS agree that they will not sell, transfer or otherwise dispose of, including without limitation, through put or short sale arrangements, shares of VESTCOM Stock for a period of up to 180 days following the Effective Time of the Merger and that they will execute a standard lock-up letter to that effect.

         16.5 REGISTRATION RIGHTS. After the Consummation Date and prior to March 31, 1999, if Joel Cartun registers under the Federal Securities Laws any VESTCOM Common Stock acquired by him pursuant to the Agreement and Plan of Reorganization between VESTCOM and Comvestrix Corp., each STOCKHOLDER will be granted the right to register a number of shares of VESTCOM Common Stock acquired by them pursuant to the terms of this Agreement equal to the number of shares acquired by the STOCKHOLDER pursuant to this Agreement, multiplied by a fraction, the numerator of which is the number of such shares registered by Joel Cartun and the denominator of which is the number of shares issued to Joel Cartun pursuant to the Agreement and Plan of Reorganization between VESTCOM and Comvestrix Corp.

17.  GENERAL.

         17.1 COOPERATION. The COMPANY, the STOCKHOLDERS, VESTCOM and NEWCO shall each deliver or cause to be delivered to the other on the Consummation Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The COMPANY will cooperate and use its reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with VESTCOM on and after the Consummation Date in furnishing information, evidence, testimony and other assistance in connection with any Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Consummation Date.

         17.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of VESTCOM, and the heirs and legal representatives of the STOCKHOLDERS, except that VESTCOM may assign the rights of NEWCO to another wholly owned subsidiary of VESTCOM.

         17.3 ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and Annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the STOCKHOLDERS, the COMPANY, NEWCO and VESTCOM and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the STOCKHOLDERS, the COMPANY, NEWCO and VESTCOM, acting through their respective officers, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

         17.4 COUNTERPARTS. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Each party agrees to be bound by facsimile signatures.

         17.5 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

         17.6 EXPENSES. (a) Whether or not the transactions contemplated herein shall be consummated, (i) VESTCOM will pay the fees, expenses and disbursements of VESTCOM, NEWCO and VESTCOM'S agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, any amendments hereto and all agreements contemplated hereunder, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by VESTCOM under this Agreement, including, subject to Section 7.1(d), the fees and expenses of Arthur Andersen LLP, Lowenstein, Sandler,

Kohl, Fisher & Boylan, P.C., and the costs of preparing the Registration Statement and (ii) the STOCKHOLDERS will pay, from personal funds, the fees, expenses and disbursements of their counsel and other professionals incurred in connection with the subject matter of this Agreement, any amendment hereto, all agreements contemplated hereunder and the Registration Statement. The STOCKHOLDERS shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The STOCKHOLDERS shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each STOCKHOLDER acknowledges that he or she, and not the COMPANY or VESTCOM, will pay all taxes due upon receipt of the consideration payable to such STOCKHOLDER pursuant to Section 2 hereof.

         (b) If the transactions contemplated herein are consummated, then after the Consummation Date, the STOCKHOLDERS will be entitled to be reimbursed by VESTCOM for the reasonable fees, expenses and disbursements of their counsel or other professionals incurred in connection with the transactions contemplated by this Agreement, any amendment hereto and the Registration Statement, except for any expenses incurred by the STOCKHOLDERS pursuant to Section 7.1(d), for which the STOCKHOLDERS will not be reimbursed.

         17.7 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by use of an independent third party commercial delivery service for same day or next day delivery, or by delivering the same in person to an officer or agent of such party. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

                  (a)      If to VESTCOM or NEWCO, addressed to them at:

                           Vestcom International, Inc.
                           1100 Valley Brook Avenue
                           Lyndhurst, New Jersey  07071-3687
                           Attn.:  Joel Cartun, President

         with copies to:

                           Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue
                           Roseland, New Jersey  07068
                           Attn.:  Alan Wovsaniker, Esq.

                  (b) If to the STOCKHOLDERS, addressed to them at their addresses set forth on Annex I, with copies to such counsel as is set forth with respect to each STOCKHOLDER on such Annex I;

                  (c)      If to the COMPANY, addressed to it at:

                           Mystic Graphic Systems, Inc.
                           One Gill Street
                           Woburn, MA  01810
                           Attn:  Alfred Gismondi

                           and marked "Personal and Confidential"

         with copies to:

                           Law Offices of John J. Sheehan
                           403 Highland Ave.
                           Somerville, MA  02144
                           Attn:  John J. Sheehan, Esq.

         or to such other address or counsel as any party hereto shall specify pursuant to this Section 17.7 from time to time.

         17.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Jersey, except that the Merger shall be governed by the Applicable Corporate Law. By executing this Agreement, each STOCKHOLDER and the COMPANY consents to personal jurisdiction in the state and federal courts of the State of New Jersey.

         17.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein, or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

         17.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         17.11 TIME. Time is of the essence with respect to this Agreement.

         17.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         17.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         17.14 THIRD PARTY BENEFICIARIES. The parties to this Agreement hereby agree and acknowledge that the Underwriters, as named in the Registration Statement, are third party beneficiaries of this Agreement and that there are no other third party beneficiaries who are not parties to this Agreement.

         17.15 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreements as of the day and year first above written.


ATTEST:                                     VESTCOM INTERNATIONAL, INC.


                                            By: /s/  Peter McLaughlin
--------------------                        ------------------------------------
                                                Peter McLaughlin, Vice President


ATTEST:                                     MYSTIC GRAPHIC ACQUISITION CORP.


                                            By: /s/  Joel Cartun
--------------------                        ------------------------------------
                                                Joel Cartun, President


ATTEST:                                     MYSTIC GRAPHIC SYSTEMS, INC.


                                            By: /s/  Norman Towle
--------------------                        ------------------------------------
                                                Norman Towle, President


ATTEST:                                     STOCKHOLDERS:


                                              /s/  Alfred Gismondi
--------------------                        ------------------------------------
                                            Alfred Gismondi


                                              /s/  Norman Towle
--------------------                        ------------------------------------
                                            Norman Towle

                                     ANNEX I

                 STOCKHOLDERS AND STOCK OWNERSHIP OF THE COMPANY

         The following is a list of the STOCKHOLDERS, their addresses and the amount of the COMPANY'S Stock held by each thereof:

             STOCKHOLDER
                 AND                                       COMPANY
               ADDRESS                                      STOCK
---------------------------------------     ------------------------------------

Alfred Gismondi                               49    shares of the COMPANY (49%)
4 Croton St
Wellesley, MA  02181

Norman Towle                                  51    shares of the COMPANY (51%)
50 Hutchison Rd
Arlington, MA  02174

         Copies of any notices delivered to Al Gismondi pursuant to Section 17.7 should be sent to:

                           Paul Werther, Esq.
                           Thompkins, McGuire and Wachenfeld
                           4 Gateway Center
                           100 Mulberry Street
                           Newark, New Jersey  07102

         Copies of any notices delivered to Norman Towle pursuant to Section
17.7 should be sent to:

                           John J. Sheehan, Esq.
                           Law Offices of John J. Sheehan
                           403 Highland Avenue
                           Somerville, Massachusetts  02144

                                    ANNEX II

                       CONSIDERATION TO FOUNDING COMPANIES

PART A

         The aggregate consideration to be paid to the STOCKHOLDERS is as follows:

   130,769 shares of Common Stock of VESTCOM (assuming but not guaranteeing a public offering price of $13 per share)

$1,700,003    in cash


         The consideration to be paid to each STOCKHOLDER is as follows:


STOCKHOLDER                      Shares of Common Stock               Cash
-------------------------    -------------------------------    ----------------

Alfred Gismondi                          111,154                   $  255,000

Norman Towle                              19,615                    1,445,003


         In addition, as additional purchase price and consideration for the covenants set forth in Article XIII, the Surviving Corporation shall pay to Mr. Towle the sum of $1,000 per week for a term of 36 months commencing on the Consummation Date.

                                    ANNEX II

                                     PART B

The aggregate consideration to be paid to the Founding Stockholders of each Founding Company is as follows:*

[NOTE: The underwriter has not reviewed any financial statements or projections nor assumed a $13/share price. All numbers are subject to adjustment following review of the financial data and fixing of the price range.]

                                                      Shares of
                                                       VESTCOM
                Founding Company                    Common Stock         Cash
                ----------------                    ------------         ----

     1.  Computer Output Systems, Inc.(1)             297,028         $1,591,636

     2.  Comvestrix Corp.                             943,643          4,770,641

     3.  Direct Mail Services, Inc. and             1,049,760          5,307,120
          its affiliates

     4.  Electronic Imaging Services, Inc.(2)         114,000          1,018,000

     5.  Image Printing Systems, Inc.(3)               76,923          2,999,990

     6.  COS (Lirpaco, Inc.)(4)(5)                    239,988(6)       1,036,000

     7.  Mystic Graphic Systems, Inc.                 130,769          1,700,003


1. Subject to an earn-out of up to an additional $1,500,000 payable 28% ($420,012) in cash and 72% in VESTCOM Common Stock (83,076 shares if stock price remains at $13 per share), which is based on 1997 revenues and EBIT (except for interest on any capital equipment purchases made after the beginning of the earn-out period).

2. Subject to an earn-out of up to an additional $6,000,000 payable 28% in cash ($1,680,009) and 72% in VESTCOM Preferred Stock issued on the Consummation Date which can convert into VESTCOM Common Stock (332,307 shares if stock price remains at $13 per share), both of which are based on EBIT (except for interest on any capital equipment purchases made after the beginning of the earn-out period) for the two year period beginning on the first day of the fiscal quarter within which the Consummation Date occurs.

3. Subject to an earn-out of up to an additional $4,499,997, payable $700,007 in cash and the balance in VESTCOM Preferred Stock issued on the Consummation Date which can convert into 292,307 shares of VESTCOM Common Stock (if the initial public offering price remains at $13 per share) based on EBIT (except for interest on any capital equipment purchases made after the beginning of the earn-out period) for the one year period beginning on the first day of the fiscal quarter within which the Consummation Date occurs.

4. Figures presented in U.S. Dollars. The cash payment is to be made in Canadian Dollars based on a 1.35 conversion rate.



-----------------
* ALL OF THE ABOVE NUMBERS ARE PRELIMINARY AND SUBJECT TO ADJUSTMENT AFTER REVIEW OF THE FINANCIAL STATEMENTS AND PROJECTIONS.

5. Subject to an earn-out (based upon EBIT for calendar year 1997, except for interest on any capital equipment purchases made after the beginning of the earn-out period) of up to an additional $2,100,000 Cdn., payable in a special class of shares of stock of VESTCOM Canadian Acquisition Subsidiary (using $13 per share) which are exchangeable into an equal number of shares of VESTCOM Common Stock, with the conversion rate from Canadian to U.S. Dollars determined at the date of determination of the earn-out, plus special class of VESTCOM preferred stock providing voting rights.

6. Special class of shares of stock of VESTCOM Canadian Acquisition Subsidiary exchangeable into 239,988 shares of VESTCOM Common Stock, plus special class of VESTCOM preferred stock providing the equivalent voting rights of 239,988 shares of VESTCOM Common Stock.

                                    ANNEX III

                       STOCKHOLDERS AND STOCK OWNERSHIP OF
                                     VESTCOM


     The stockholders and stock ownership of VESTCOM is as follows:

           Name                   Shares of VESTCOM Common Stock (pre-merger)
------------------------------    -------------------------------------------

Peter McLaughlin(1)                                   197,837

Joel Cartun(2)                                        630,890

Robert Rogus                                           50,878

Joseph A. Barrett, III                                 19,569

Leslie Abcug                                           13,699

Robert F. Gondelman                                    7,827

Cynthia Ward                                           1,956

Ronald J. Whaley                                       3,914

Arthur Amdurer                                         1,956

Oppenheimer & Co., Inc.                               229,773

Opco, Senior Executive Partnership, L.P.               57,443

Richard White                                          38,296

Gary Marcello(3)                                       27,436

Howard April                                           13,718

(1)  Includes 25,000 shares purchased by members of Mr. McLaughlin's family.

(2) Includes 200,000 shares purchased by trusts for the benefit of Mr. Cartun's children.

(3)  Includes 27,436 shares purchased by Penny Lane Limited Partnership.

                                    ANNEX IV

                          OPINION OF COUNSEL TO VESTCOM

         The STOCKHOLDERS, shall have received an opinion from Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., dated the Closing Date, in form and substance reasonably satisfactory to the STOCKHOLDERS, substantially to the effect that:

              (i) VESTCOM and NEWCO have been duly organized and are validly existing in good standing under the laws of their respective states of incorporation;

              (ii) this Agreement has been duly authorized, executed and delivered by VESTCOM and NEWCO and constitutes a valid and binding agreement of VESTCOM and NEWCO enforceable in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors generally and except (X) as the same may be subject to the effect of general principles of equity and (Y) that no opinion need be expressed as to the enforceability of indemnification provisions included herein;

              (iii) the shares of VESTCOM Stock to be received by the STOCKHOLDERS on the Consummation Date shall be duly authorized, fully paid and nonassessable; and

              (iv) to the knowledge of such counsel, no notice to, consent, authorization, approval or order of any court or governmental agency or body or of any other third party is required in connection with the execution, delivery or consummation of this Agreement by VESTCOM or NEWCO except for such notices, consents, authorizations, approvals or orders as already have been made or obtained.

                                     ANNEX V

             OPINION OF COUNSEL TO THE STOCKHOLDERS AND THE COMPANY

         VESTCOM shall have received an opinion from counsel to the COMPANY and the STOCKHOLDERS, dated the Closing Date, in form and substance reasonably satisfactory to VESTCOM and its underwriters, substantially to the effect that:

              (i) Each of the COMPANY and the COMPANY'S Subsidiaries has been duly incorporated and is validly existing or subsisting in good standing under the laws of its respective state of incorporation and has the corporate power and authority to own and lease its respective properties and to conduct its respective businesses as currently being conducted;

              (ii) Each of the COMPANY and the COMPANY'S Subsidiaries are duly qualified to do business as foreign corporations in each of the jurisdictions where, to such counsel's knowledge, they own or lease properties and where the failure to so qualify would have a Material Adverse Effect on the COMPANY. Each of the COMPANY and the COMPANY'S Subsidiaries has the required authorities and permits to carry on its business in each of the jurisdictions in which they conduct business as set forth in Schedule 5.1;

              (iii) the authorized and outstanding capital stock of the COMPANY and the COMPANY'S Subsidiaries is as represented by the STOCKHOLDERS and the COMPANY in this Agreement and each share of such stock has been duly authorized and validly issued, is fully paid and nonassessable and was not issued in violation of the pre-emptive rights of any stockholder;

              (iv) neither the COMPANY nor the COMPANY'S Subsidiaries have any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of their capital stock;

              (v) this Agreement has been duly authorized, executed and delivered by the COMPANY and each STOCKHOLDER and all corporate action required to be taken by the board of directors of the COMPANY and all action required to be taken by the


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         STOCKHOLDERS have been duly taken. This Agreement constitutes a valid and binding agreement of the COMPANY and each STOCKHOLDER enforceable against the COMPANY and each STOCKHOLDER in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors generally and except (X) as the same may be subject to the effect of general principles of equity and
         (Y) that no opinion need be expressed as to the enforceability of indemnification provisions included herein;

              (vi) based solely on a search in relevant filing offices of Uniform Commercial Code financing statements, to the knowledge of such counsel, except as set forth on a schedule to such opinion, the assets and personal property owned by the COMPANY or the COMPANY'S Subsidiaries are not subject to any liens or encumbrances except as set forth on Schedules 5.10, 5.14 and 5.16 or as permitted by Section 7.3(vi);

              (vii) assuming the due authorization, execution and delivery of the Certificate of Merger by VESTCOM, and assuming the proper filing of the Certificate of Merger with the Secretary of State of the State of NEWCO'S incorporation, the Merger shall become effective under the laws of the state of NEWCO'S incorporation. Upon the Effective Time of the Merger, there will be no outstanding stock of the COMPANY and, no former shareholder of the COMPANY will be entitled to any rights as a dissenting shareholder;

              (viii) except to the extent set forth on Schedules 5.10, 5.21 and 5.28, to the knowledge of such counsel, (a) neither the COMPANY nor the COMPANY'S Subsidiaries is in violation of any order with respect to the COMPANY or the COMPANY'S Subsidiaries issued by any court or agency (wherever located) of which such counsel is aware and (b) there are no claims, actions, suits or proceedings pending, or threatened against or affecting the COMPANY, the COMPANY'S Subsidiaries or any STOCKHOLDER, at law or in equity, or before or by any federal, state, municipal or


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         other governmental department, commission, board, bureau, agency or instrumentality wherever located;

              (ix) except to the extent set forth on Schedule 5.15, to the knowledge of such counsel, neither the COMPANY nor the COMPANY'S Subsidiaries is in default, nor has received any notice of default, under any of the contracts or agreements listed on Schedule 5.12, 5.15 or 5.18;

              (x) to the knowledge of such counsel, no notice to, consent, authorization, approval or order of any court or governmental agency or body or of any other third party is required in connection with the execution, delivery or consummation of this Agreement by the COMPANY or by any STOCKHOLDER except for such notices, consents, authorizations, approvals or orders as already have been made or obtained ;

              (xi) the execution, delivery and performance of this Agreement by the COMPANY, the compliance by the COMPANY with the provisions thereof and the consummation of the transactions contemplated thereby will not (i) violate or result in any breach of any of the terms or provisions of the COMPANY'S or the COMPANY'S Subsidiaries' respective Articles of Incorporation or By-laws, (ii) conflict with or result in any breach of or default under any lease, instrument, license, permit, contract or any other agreement listed on Schedule 5.12 or 5.15, except to the extent specifically set forth in Schedule 5.12 or 5.15, or (iii) contravene any provision of any ____ State or Federal law, statute, rule or regulation; and

              (xii) to the knowledge of such counsel, NEWCO is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation.

Such opinion may include reasonable and standard exceptions. Furthermore, in giving such opinions, such counsel may rely on opinions of local counsel, reasonably acceptable to VESTCOM and its counsel, provided such opinions are attached to counsel's opinion, and counsel states that reliance on such opinions is reasonable under the circumstances. Such opinions shall also provide that (a) Lowenstein, Sandler, Kohl, Fisher & Boylan may rely upon


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such opinions in rendering any opinion to VESTCOM'S underwriters as if such opinions were addressed to such firm and (b) VESTCOM'S underwriters may rely upon such opinions in connection with the sale by VESTCOM to VESTCOM'S underwriters of VESTCOM Common Stock pursuant to the underwriting agreement between VESTCOM and VESTCOM'S underwriters as if such opinions were addressed to them.

         For purposes of such opinion, "knowledge" of counsel shall mean (with respect to matters of fact) that after an examination of documents made available to counsel by the COMPANY and the COMPANY'S Subsidiaries and after inquiry of officers of the COMPANY and the COMPANY'S Subsidiaries, but without any judgment or litigation searches or any other independent factual investigation, counsel has no reason to believe that statements made to such counsel's "knowledge" are factually incorrect. "Knowledge" shall furthermore refer only to then current actual knowledge of members of counsel's firm who have worked on matters for the COMPANY and the COMPANY'S Subsidiaries.


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
                                    ANNEX VI

                               FORM OF EMPLOYMENT
                                    AGREEMENT

                                    [TO COME]




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